UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __)
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Noodles & Company
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April 1, 2026

To Our Stockholders:

You are cordially invited to attend the 2026 Annual Meeting of Stockholders of Noodles & Company, a Delaware corporation (the “Company”) at the principal executive offices of the Company at 520 Zang Street, Suite D, Broomfield, Colorado, on May 13, 2026, at 1:00 p.m. Mountain Daylight Time (the “Annual Meeting”).
The matters expected to be acted upon at the Annual Meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.
Your vote is important. Please cast your vote as soon as possible over the Internet, by telephone, or, if you received a paper copy of the proxy materials by completing and returning the enclosed proxy card in the postage-prepaid envelope so that your shares are represented. Your vote will mean that you are represented at the Annual Meeting regardless of whether or not you attend in person. Submitting your proxy does not affect your right to attend the Annual Meeting and vote in person.
We look forward to seeing you at the meeting.

Sincerely,

Joseph Christina
President and Chief Executive Officer

NOODLES & COMPANY
520 ZANG STREET, SUITE D
BROOMFIELD, COLORADO 80021

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:
NOTICE IS HEREBY GIVEN that the 2026 Annual Meeting of Stockholders of Noodles & Company, a Delaware corporation (the “Company”) will be held at the principal executive offices of the Company at 520 Zang Street, Suite D, Broomfield, Colorado, on May 13, 2026, at 1:00 p.m. Mountain Daylight Time, for the following purposes:
1.To elect the two directors named in the accompanying Proxy Statement as Class I directors of the Company, each to serve for three years and until their successor has been elected and qualified, or until his or her earlier death, resignation or removal.
2.An advisory (non-binding) vote on the compensation of our named executive officers.
3.To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 29, 2026.
4.To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.
    Only stockholders of record at the close of business on March 18, 2026 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof. We expect to mail a notice of Internet availability of proxy materials (the “Notice”) or a copy of our proxy materials, to the extent requested, to our stockholders on or about April 1, 2026. The Notice contains instructions on how to access our proxy materials over the Internet and how to vote by going to a secure website. If you did not receive such a Notice, you may elect to receive future notices, proxy materials, and annual reports electronically through the Internet by following the instructions in this Proxy Statement.

By Order of the Board of Directors
Joseph Christina
President and Chief Executive Officer
Broomfield, Colorado
April 1, 2026

Whether or not you expect to attend the meeting, please vote via the Internet, by telephone, or, if you received a paper copy of the proxy materials, by completing, dating, signing and promptly returning the accompanying proxy card in the enclosed postage-paid envelope so that your shares may be represented at the meeting.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE STOCKHOLDER MEETING TO BE HELD ON MAY 13, 2026:
THIS PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT
www.proxypush.com/NDLS and https://investor.noodles.com/annuals-and-proxies

Noodles & Company
Proxy Statement
For the Annual Meeting of Stockholders
To Be Held on May 13, 2026

NOODLES & COMPANY
520 ZANG STREET, SUITE D, BROOMFIELD, COLORADO 80021
PROXY STATEMENT
April 1, 2026

THE MEETING
The accompanying proxy is solicited on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of Noodles & Company, a Delaware corporation (the “Company”), for use at the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the offices of the Company at 520 Zang Street, Suite D, Broomfield, Colorado, on May 13, 2026, at 1:00 p.m. Mountain Daylight Time. The notice of Internet availability of proxy materials (the “Notice”), this Proxy Statement, the form of proxy and the Annual Report were first made available to stockholders on or about April 1, 2026. Electronic copies of this Proxy Statement, form of proxy and Annual Report are available at investor.noodles.com/annuals-and-proxies and www.proxypush.com/NDLS. The list of stockholders entitled to vote will be available for inspection during the Annual Meeting, as well as starting 10 days before the Annual Meeting during ordinary business hours at the offices of the Company at 520 Zang Street, Suite D, Broomfield, Colorado. The recording of the meeting in any manner is strictly prohibited without the Company’s express written permission.
Voting Rights, Quorum and Required Vote

Only holders of record of our Class A and Class B common stock (“common stock”) at the close of business on March 18, 2026, which is the record date, will be entitled to vote at the Annual Meeting. At the close of business on March 18, 2026, we had 5,888,223 shares of Class A common stock outstanding and entitled to vote. There are currently no shares of Class B common stock outstanding and none were outstanding on the record date. On February 18, 2026, we implemented a 1-for-8 reverse stock split of our Class A common stock (the “Reverse Split”) and all share amounts and price per share amounts, including from dates prior to February 18, 2026, have been adjusted for the Reverse Split. Each share of Class A and Class B common stock is entitled to one vote per share on each item.

A quorum is required for our stockholders to conduct business at the Annual Meeting. The holders of a majority in voting power of all issued and outstanding stock entitled to vote at the Annual Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business. Abstentions and “broker non-votes” (described below) will be counted in determining whether there is a quorum. Each stockholder may appoint only one proxy holder or representative to attend the meeting on his or her behalf.

Proposal No. 1—Election of Directors—directors will be elected by a plurality of the votes of the shares of common stock cast at the Annual Meeting, which means that the two nominees receiving the highest number of “For” votes will be elected. Withheld votes and broker non-votes (as defined below) will have no effect on this Proposal No. 1.

Proposal No. 2—Advisory (Non-Binding) Vote on our Named Executive Officers’ Compensation—requires the affirmative vote of the holders of a majority in voting power of the stock entitled to vote on the proposal at the Annual Meeting, present in person or represented by proxy. Abstentions will count the same as votes against this Proposal No. 2. Broker non-votes will have no effect on this Proposal No. 2.

Proposal No. 3——Ratification of Appointment of Independent Registered Public Accounting Firm for the Year Ending December 29, 2026—requires the affirmative vote of the holders of a majority in voting power of the stock entitled to vote on the proposal at the Annual Meeting, present in person or represented by proxy. Abstentions will count the same as votes against this Proposal No. 3. We do not expect any broker non-votes with respect to this Proposal No. 3.

Internet Availability of Proxy Materials
We have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) that permits companies to furnish their proxy materials over the Internet. As a result, we are mailing the Notice instead of a paper copy of the proxy materials. All stockholders receiving the Notice will have the ability to access the proxy materials over the Internet and may request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. In addition, the Notice contains information on how you may request access to proxy materials in printed form by mail or electronically.

Voting Your Shares
If you are a registered holder, meaning that you hold our stock directly (not through a bank, broker or other nominee), you may vote in person at the Annual Meeting, via telephone, electronically through the Internet by following the instructions included in the Notice or the proxy card, as applicable, or, if you receive a paper copy of the proxy materials, by completing, dating and signing the accompanying proxy card and promptly returning it in the enclosed envelope. All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained therein. Signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be counted in accordance with the Board’s recommendations as follows: a vote “For” Proposal No. 2, a vote “For” Proposal No. 3, and, in the case of the election of the Class I directors, a vote “For” election to Class I of the Board of each of the nominees presented by the Board in Proposal No. 1. Proxies will vote in their discretion upon other matters that may properly come before the Annual Meeting and any adjournments or postponements thereof.

If your shares are held through a bank, broker or other nominee, you are considered the beneficial owner of those shares. You may be able to vote by telephone or electronically through the Internet in accordance with the voting instructions provided by that nominee, such as through a voting instruction card. You must obtain a legal proxy from the nominee that holds your shares if you wish to vote in person at the Annual Meeting. If you do not provide your broker with a properly executed voting instructions form in advance of the Annual Meeting, listing exchange rules allow, but do not require, your broker to vote your shares on “routine” proposals. Where a proposal is not “routine,” a broker who has received no properly executed voting instructions form from its clients does not have discretion to vote its clients’ uninstructed shares on that proposal, and the unvoted shares are referred to as “broker non-votes.” Whether a proposal is considered routine or non-routine is subject to New York Stock Exchange rules. Even with respect to routine matters, some brokers are choosing not to exercise discretionary voting authority. We urge you to promptly provide voting instructions to your broker to ensure that your shares are voted on all of the proposals, even if you plan to attend the annual meeting.

In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the Chairman of the Annual Meeting may adjourn the Annual Meeting to permit further solicitations of proxies.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and Internet access providers, that must be borne by the stockholder.

Stockholders as of the record date and/or their authorized representatives are permitted to attend the Annual Meeting. You will need a valid government-issued photo identification to enter the Annual Meeting. If your shares are held in the name of a broker, bank or other nominee, you will need proof of ownership to be admitted to the Annual Meeting. A recent brokerage statement or letter from a bank or broker is an example of proof of ownership.

Expenses of Solicitation and Other Matters

The expenses of soliciting proxies to be voted at the Annual Meeting will be paid by the Company. Following the original mailing of the Notice, proxies and other soliciting materials, the Company and/or its agents may also solicit proxies in person, by telephone or email. Following the original mailing of the Notice, proxies and other soliciting materials, the Company will request that banks, brokers and other nominees forward copies of the Notice to persons for whom they hold shares of common stock and request authority for the exercise of proxies. We will reimburse banks, brokers and other nominees for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.

Revocability of Proxies

Any person submitting a proxy in the form accompanying this Proxy Statement (be it a proxy card or Notice) has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote. A proxy may be revoked by delivering to the Company a written statement that the proxy is revoked, by a subsequent vote or proxy that is submitted via telephone or Internet, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, or by attendance at the Annual Meeting and voting in person. In order for beneficial owners to change any of your previously provided voting instructions, you must contact your bank, broker or other nominee directly.

Delivery of Documents to Stockholders Sharing an Address

We have adopted a procedure approved by the SEC called “householding” under which multiple stockholders who share the same address will receive only one copy of the Notice, the Annual Report, the Proxy Statement, and the proxy card, unless we receive contrary instructions from one or more of the stockholders. If you wish to opt out of householding and receive multiple copies of the Notice at the same address, or if you have previously opted out and wish to participate in householding, you may do so by notifying us by telephone at 720-214-1900, by mail at Noodles & Company at, 520 Zang Street, Suite D, Broomfield, CO 80021, or by email at investorrelations@noodles.com, and we will promptly deliver the requested materials. You also may request additional copies of the proxy materials by notifying us in writing or by telephone at the same address, email address, or telephone number. Brokerage firms and banks are also entitled to use householding. Stockholders with shares registered in the name of a brokerage firm or bank should contact their brokerage firm or bank to request information about householding or to opt in or out of householding.

On or about April 1, 2026, we began to mail or email our stockholders the Notice or proxy card. If you receive the Notice and would prefer to receive paper copies of the proxy materials on a going forward basis, please follow the instructions in the Notice (or the voting instructions card provided by your brokerage firm or bank).

PROPOSAL NO. 1—ELECTION OF DIRECTORS
The size of the Company’s Board is currently fixed at nine members, and the Board of Directors is presently comprised of nine members, who are divided into three classes, designated as Class I, Class II and Class III. One class of directors is elected by the stockholders at each annual meeting to serve a three-year term. As of the Annual Meeting, the size of the Board will be reduced to seven directors. Mary Egan and Robert Hartnett, who are each Class I directors, have terms expiring at the Annual Meeting, and they have decided not to stand for re-election. The decision was not as a result of any disagreement with the Board or with the Company’s management. We thank Ms. Egan and Mr. Hartnett for their years of dedicated service to the Company.

Joseph Christina is standing for re-election at the Annual Meeting as a Class I director. Mr. Christina was appointed to the Board in August 2025. In addition, in connection with the expiration of the terms of the other current Class I directors at the Annual Meeting, the Board nominated Thomas Lynch to stand for election as a Class I director at the Annual Meeting. Because Mr. Lynch currently serves as a Class III director, to facilitate his election as a Class I director at the Annual Meeting, Mr. Lynch notified the Board of his intention to resign as a Class III director effective and contingent upon his election as a Class I director at the Annual Meeting.

If elected at the Annual Meeting, each of the Class I nominees would serve for three years expiring at the 2029 annual meeting of stockholders and until his successor is duly elected and qualified, or until such director’s earlier death, resignation or removal. Proxies cannot be voted for a greater number of persons than the number of nominees named. If either of the nominees is unable or unwilling to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), the stockholders may vote for a substitute nominee chosen by the present Board to fill the vacancy. In the alternative, the stockholders may vote for just the remaining nominee, leaving a vacancy that may be filled at a later date by the Board, or the Board may reduce the size of the Board.

Class II directors consist of Jeff Jones, Drew Madsen and Shawn Taylor; and Class III directors consist of Thomas Lynch (who, as discussed above, notified the Board of his intention to resign as a Class III director effective and contingent upon his election as a Class I director at the Annual Meeting), Britain Peakes and Elisa Schreiber. Class II and Class III directors will stand for re-election or election at the 2027 and 2028 annual meetings of stockholders, respectively.

Messrs. Jones, Madsen and Taylor were last elected by stockholders at the 2024 annual meeting of stockholders, and Mr. Lynch and Mses. Peakes and Schreiber were last elected by stockholders at the 2025 annual meeting of stockholders.

The names of the nominees for election as Class I directors at the Annual Meeting and of the incumbent Class II and Class III directors (other than Mr. Lynch, who is listed as a Class I director nominee), and certain information about them, including their ages, as of April 1, 2026, are included below.

	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term for which Nominated
Nominees for Election as Class I Directors
Joseph Christina	I	64	CEO and Director	2025	2026	2029
Thomas Lynch(1)(2)	I	66	Director	2023	2028	2029

Continuing Directors
Jeff Jones (1)(3)(4)	II	64	Non-Executive Chairman	2013	2027
Drew Madsen	II	69	Director	2017	2027
Shawn Taylor (2)(3)	II	66	Director	2020	2027
Britain Peakes (3)	III	43	Director	2024	2028
Elisa Schreiber (1)(2)	III	47	Director	2019	2028
________________________
(1)Serves on the Compensation Committee. Mr. Hartnett will continue to serve as Chair of the Compensation Committee until the Annual Meeting. Ms. Egan will also continue to serve on the Compensation Committee until the Annual Meeting.
(2)Serves on the Nominating and Corporate Governance Committee. Ms. Egan will continue to serve as Chair of the Nominating and Corporate Governance Committee until the Annual Meeting.
(3)Serves on the Audit Committee. Mr. Hartnett will continue to serve on the Audit Committee until the Annual Meeting.
(4)Chairman of the Board of Directors and Chair of the Audit Committee.

Below, we have provided biographies for each director and nominee summarizing his or her business and other experience, including the specific experience, qualifications, attributes or skills that led to the conclusion of the Board of Directors that such nominee should serve as a director in light of the Company’s business and structure.

Nominees for Election as Class I Directors

Joseph Christina has been President and Chief Executive Officer and a member of our Board of Directors since August 2025. He joined the Company in February 2025 as President and Chief Operating Officer. Prior to joining Noodles & Company, Mr. Christina was the Chief Executive Officer of Tijuana Flats, a restaurant chain serving Tex-Mex cuisine, from 2022 to July 2024. Prior to that, he served as Executive Vice President, U.S. Operations and then CEO, President and board member of Church’s Chicken, a fast food restaurant chain that specializes in fried chicken, positions he held from 2013 to 2022. Mr. Christina’s career began at Burger King, where he worked for 29 years, climbing through key positions such as Restaurant Manager, Franchise Owner, VP of Global Operations and Training, and ultimately SVP of Franchise Operations for the West Division. He holds a Bachelor of Science in Business Management and Marketing from Quinnipiac University and brings to the Company’s Board of Directors his perspective on the Company’s operations as an executive officer and broad experience in restaurant operations and restaurant brand development. In April 2024, Tijuana Flats Restaurants, LLC, a subsidiary of Tijuana Flats, filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in connection with the company’s sale to a new owner, from which it emerged in January 2025.
Thomas Lynch has been a member of our Board of Directors since May 2023. Mr. Lynch is the Senior Managing Director and Founder of Mill Road Capital Management LLC (“Mill Road Capital”), a private investment firm focused on investing in, and partnering with, small publicly traded companies in the U.S. and Canada. Mill Road Capital’s affiliated entities, collectively, are currently the largest stockholder in Noodles & Company. Mr. Lynch began his investing career at Blackstone and has since founded and organized two investment funds. He founded Mill Road Capital in 2004, which recommended him as a director candidate for Noodles & Company in 2017 in light of Mill Road Capital’s designation of rights described under “Transactions with Related Persons”. Mr. Lynch previously served on the Noodles & Company Board of Directors from March of 2017 to July of 2019 and re-joined the Board in 2024. He has served on the board of more than 15 public, private, and not-for-profit organizations, including the Panera Bread Company. Mr. Lynch also serves as the Chairman of Mother’s Market and Kitchen, a regional supermarket chain, and Skullcandy Inc. (NYSE: SKUL), a lifestyle audio brand, and has served on not-for-profit boards in education and the performing arts. Mr. Lynch earned a B.A. in Political Economy & Philosophy from Williams College, a Master of Philosophy from Oxford University, and an M.B.A. from Stanford University. Mr. Lynch brings to our Board significant experience in restaurant operations and finance, as well as significant experience in public company operations.

The Board of Directors recommends a vote FOR the election of each of the Class I director nominees listed above.
Continuing Directors
Jeff Jones has been a member of our Board of Directors since September 2013 and he has served as Non-Executive Chairman since September 2019. Prior to becoming Non-Executive Chairman, Mr. Jones served as our lead independent director. From 2003 to 2012, when he retired, Mr. Jones served as the Chief Financial Officer (“CFO”) for Vail Resorts, Inc. (NYSE: MTN), a publicly held resort management company, and also served as a member of the Board of Directors of Vail Resorts, Inc. from 2008 through 2012. Later in his tenure at Vail Resorts, Mr. Jones also served as President - Lodging, Retail and Real Estate. Mr. Jones is currently a member of the Board of Directors of Summit Hotel Properties, Inc. (NYSE:INN), where he has served since 2014 and became the non-executive board chairman in January 2022, and a member of the Board of Directors of Invited (f/k/a ClubCorp), a privately held hospitality company. Mr. Jones served on the Board of Directors of Hershey Entertainment and Resorts, a privately held entertainment and hospitality company, from 2013 to January 2024, where he served as lead independent director as well as the chair of the audit and finance committee and as a member of the compensation committee. Mr. Jones also previously served on the board of directors of Empower Ltd. (NYSE: EMPW prior to its acquisition in 2021) and Diamond Resorts International (NYSE: DRII prior to its acquisition in 2021). Prior to joining Vail Resorts, Mr. Jones held CFO positions with Clark Retail Enterprises and Lids Corporation. He began his career as an auditor at Arthur Andersen & Co. and then served in various finance and accounting roles, primarily in the retail industry. Mr. Jones received a BA in Accounting and American Studies from Mercyhurst University (f/k/a Mercyhurst College) and is a member of the AICPA. Mr. Jones brings to our Board of Directors significant board leadership and public and private company management experience including overall leadership and audit committee experience.
Drew Madsen has been a member of our Board of Directors since September 2017. He served as our Interim Chief Executive Officer from November of 2023 to March 2024 at which time he was appointed Chief Executive Officer. He served as the Company’s Chief Executive Officer until August 2025, when he stepped down as CEO for personal medical reasons. From May 2015 to December 2016, Mr. Madsen served as President of Panera Bread Company, a national operator and franchisor of fast casual bakery cafés, where he helped guide the brand to industry leadership positions in clean food, digital ordering/payment and delivery. From October 2014 to March 2015, Mr. Madsen was President and Chief Operating Officer of the Norwegian Cruise Line division of Norwegian Cruise Line Holdings Ltd.(NYSE: NCLH) From 2005 to 2013, he was President and Chief Operating Officer, and a member of the Board of Directors, of Darden Restaurants, Inc.(NYSE: DRI) Mr. Madsen began his career at General Mills with various positions in brand management including serving as Vice President of Marketing. He holds an MBA with Distinction from the University of Michigan and earned a bachelor’s degree, magna cum laude, from DePauw University, where he was a member of the Phi Beta Kappa Society. Mr. Madsen brings to our Board significant experience in restaurant operations and brand management.

Shawn Taylor has been a member of our Board of Directors since December 2020. Since March 2020, Mr. Taylor has served as the President and Chief Executive Officer of TAS Advisory LLC, a strategic consulting firm, and served as the Chief Financial Officer of Maverick Distributing Co., a privately held beverage distribution company, until 2021. Mr. Taylor also served as a consultant at Gerson Lehrman Group, a financial and global information services consulting company, from 2020 to 2023. From 2013 to 2019, when he sold his franchise operations, Mr. Taylor was President and Operating Partner of Zaxby’s Houston, LLC, a franchisee of the Zaxby’s restaurant chain. He was also elected to the Zaxby’s advisory committee during this period. In 2011, Mr. Taylor joined a group of business leaders who formed the Houston Baseball Partners, LLC, which led to the acquisition of the Houston Astros. He sold his interest in the Astros in 2017, remaining as a special advisor to the Chairman until the end of 2021. In 1996, he founded and served as general partner, President, and CEO of Family EATS L.P., the Taco Bell franchisee in Houston, Texas. During his tenure, he was elected to the national FRANMAC board and he owned, developed, and operated 33 Taco Bell locations, which he successfully sold in 2007. He served on the Finance and Audit Committee and the Marketing Committee of Memorial Hermann Healthcare System, an $8 billion healthcare system, in Houston, Texas, and currently serves on the Board of Directors for the Memorial Hermann Foundation and The National Association of Black MBAs. In July of 2022, he was appointed by the Governor of Indiana to Purdue University’s Board of Trustees, where he serves as the Chairman of the Finance Committee and is a member of the Compensation, Human Resources and Governance Committee. Mr. Taylor started his career as a senior staff auditor at Arthur Andersen & Co., LLP in Dallas, Texas. Mr. Taylor received his B.S. degree in accounting, with distinction, from Purdue University in 1982. Mr. Taylor brings to our board significant experience in leadership of restaurant development and operations, as well as experience with franchise systems and complex business enterprises.

Britain Peakes has been a member of our Board of Directors since June 2024. Ms. Peakes is a CPA and a seasoned finance and investment professional with experience in both private and public markets. Since January of 2020, Ms. Peakes has served as a principal investor at Hoak & Co., an investment company, where she oversees a comprehensive range of responsibilities, including sourcing, due diligence, transaction negotiation and execution, portfolio management, and financial analysis across real estate, private equity, and public equity sectors. Hoak & Co. recommended her as a director candidate for Noodles & Company in 2024 in light of its designation rights described under “Transactions with Related Persons”. Ms. Peakes is also a board member at NetSpark IP & Telecom, Work Shield and Nova Holdco LLC. Before her tenure at Hoak & Co., Ms. Peakes held various roles at HBC Investments, Blackhill Partners, ACS, RM Crowe, and Ernst & Young. She holds a Master of Science in Accounting and a Bachelor of Business Administration from Southern Methodist University. Ms. Peakes brings to our Board extensive experience across the full investment lifecycle, including strong financial analysis, for a diverse portfolio of companies spanning real estate and public and private equity investments.
Elisa Schreiber has been a member of our Board of Directors since December 2019. Since March 2025, Ms. Schreiber has served as the Chief Marketing Officer at Felicis, a leading venture capital firm in Silicon Valley. From December 2014 to February 2025, Ms. Schreiber served as a marketing partner at Greylock Partners, an early-stage venture capital firm headquartered in Silicon Valley. From 2010 to 2013, Ms. Schreiber led the global communications team at Hulu, a premium entertainment streaming service, during a period of hyper-growth for the company. Ms. Schreiber earned her MBA from the University of Southern California Marshall School of Business, as well as her BA in Communications & Media Studies and her BA in Visual Arts at the University of California, San Diego. Ms. Schreiber brings extensive business experience in marketing and communications, with particular emphasis on emerging technologies, to our Board.

CORPORATE GOVERNANCE
Board Composition and Qualifications
Our Board of Directors currently consists of nine members. As of the Annual Meeting, the size of the Board will be reduced to seven members.
In accordance with the amended and restated certificate of incorporation and the amended and restated bylaws, our Board of Directors is divided into three classes with staggered three-year terms. The authorized number of directors may be changed pursuant to the Company’s bylaws by resolution of the Board of Directors. Our directors are divided among the three classes as follows:

•Current Class I directors are Joseph Christina, Mary Egan and Robert Hartnett, whose terms will expire at the Annual Meeting of Stockholders. As described above, Ms. Egan and Mr. Hartnett have decided not to stand for re-election at this Annual Meeting and Thomas Lynch is standing for election as a Class I director.
•Current Class II directors are Jeff Jones, Drew Madsen and Shawn Taylor, whose terms will expire at the 2027 annual meeting of stockholders.
•Current Class III directors are Britain Peakes, Thomas Lynch and Elisa Schreiber, whose terms will expire at the 2028 annual meeting of stockholders. However, as described above, Mr. Lynch was nominated by the Board to stand for election as a Class I director at the Annual Meeting. To facilitate his election as a Class I director, Mr. Lynch has notified the Board of his intention to resign as a Class III director effective and contingent upon his election as a Class I director at the Annual Meeting.
Directors for a particular class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal.
The Nominating and Corporate Governance Committee considers and makes recommendations to the Board regarding the size, structure, composition and functioning of the Board. In addition, the Nominating and Corporate Governance Committee is responsible for establishing processes and procedures for the selection and nomination of directors, and for developing and recommending to the Board factors to be considered in selecting Board nominees and periodically reviewing these factors. The Nominating and Corporate Governance Committee reviews the qualifications of director candidates and incumbent directors in light of criteria approved by the Board, as described below, recommends the Company’s candidates to the Board for interim approval and for election by the Company’s stockholders at the annual meeting and considers director candidates recommended by Company stockholders in accordance with the procedures described elsewhere in this Proxy Statement.

The Nominating and Corporate Governance Committee and the Board consider the following criteria when selecting candidates for the Board, as set forth in our Principles of Corporate Governance:

•    honesty, integrity, transparency, and a commitment to doing what is best for our stockholders, team members, guests and the communities we serve;

•curiosity, intellectual rigor, and independent thinking to help make the best decisions;

•a history of professional accomplishment coupled with knowledge and experiences that will inform and enhance the Board’s deliberations;

•commitment to our brand, business, stockholders, and stakeholders, and a willingness and ability to dedicate time and energy; and

•diversity of backgrounds, skills, experiences, and characteristics that recognize the diversity of the Company’s stockholders, team members, guests and the communities we serve.
In the context of the Board’s existing composition, other requirements, such as restaurant industry experience or experience in a particular business discipline, that are expected to contribute to the Board’s overall effectiveness and meet the needs of the Board and its committees may be considered. We annually assess the qualifications of our directors and the effectiveness of our Principles of Corporate Governance with regard to the consideration of diversity in identifying nominees for director, among other things, as part of the Board’s annual self-evaluation process.

Board Independence
Under Nasdaq’s listing requirements and Nasdaq rules, independent directors must comprise a majority of a listed company’s Board of Directors. Our Principles of Corporate Governance (the “Principles”) provide that an “independent” director is a director who meets the Nasdaq definition of independence, as determined by the Board of Directors, and the Principles also provide that, under applicable Nasdaq rules, the members of each of the Audit and Compensation Committees must meet additional, heightened independence criteria applicable to directors serving on these committees under applicable Nasdaq listing standards. Our Board of Directors has undertaken a review of its composition, the composition of its committees and the independence of each director (both generally, and, where applicable, under heightened independence criteria applicable to certain committees). Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board of Directors has determined, based on the recommendation of our Nominating and Corporate Governance Committee, that each of Messrs. Hartnett, Jones, Lynch and Taylor, and Mses. Egan, Peakes and Schreiber were “independent” under Nasdaq rules. In making the independence determinations, our Board of Directors assessed the current and prior relationships of each non-employee director and all other relevant facts and circumstances. Based on these assessments, for each director deemed to be independent, our Board of Directors made a determination that, because of the nature of the director’s relationships and/or the amounts involved, each director deemed to be independent had no relationships with our company or our management that, in the judgment of the Board, would impair the director’s independence. Mr. Madsen was considered independent under Nasdaq rules until he was appointed as Interim CEO in November of 2023. He served as our CEO from March 2024 to August 2025 and continues to serve as a member of the Board but is not considered “independent” under Nasdaq rules. As an employee of the Company, Mr. Christina, our Chief Executive Officer, does not qualify as “independent.”
Leadership Structure
The Board does not have a policy regarding the separation of the roles of Chairman and CEO and believes that it is in the best interest of the Company and its stockholders for the Board to periodically evaluate and make a determination regarding whether or not to separate the roles of Chairman and CEO based upon the circumstances.
The Board has determined that separating the roles of Chairman and CEO is the most effective leadership structure for the Company at this time. The Board believes that the separation of Chairman and CEO duties allows Mr. Jones, who serves as our Chairman, to better focus on active leadership of the Board, while allowing Mr. Christina to better focus on day-to-day operations of the Company and corporate strategy. In addition, the Board believes that its leadership structure as described above provides an effective framework for addressing the risks facing our Company, as discussed in greater detail below under “The Board’s Role in Risk Oversight.”
Among others, the Chairman’s duties and responsibilities include:
•presiding at meetings of the Board and stockholders;
•facilitating communication between the Board and the Company’s management;
•assisting the CEO in formulating long-term strategy;
•coordinating agendas and schedules for Board meetings, information flow to the Board and other matters pertinent to the Company and the Board;
•providing input on Board composition and design;
•presiding at executive sessions of the independent directors; and
•being available for consultation and communication with major stockholders as appropriate.

Executive Sessions of Independent Directors

In order to promote open discussion among independent directors, our Board of Directors has a policy of conducting executive sessions of independent directors during each regularly scheduled Board meeting and at such other times as may be requested by an independent director. These executive sessions are chaired by our Chairman. Our Chairman provides feedback to our CEO, as needed, promptly after each executive session.

Board and Committee Meetings

During 2025, the Board of Directors held six meetings. Additionally, management frequently communicated with the Board throughout the year on various topics. Each of our directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors held during the period in 2025 that such director served and the total number of meetings held by any of the committees of the Board of Directors on which such director served during such period.

Compensation Committee Interlocks and Insider Participation

None of the current members of our Compensation Committee is, or has at any time been, an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or Compensation Committee of any other entity that has one or more executive officers serving on our Board of Directors or Compensation Committee. No directors served on the Compensation Committee in 2025 other than Messrs. Hartnett, Jones, Lynch, and Mses. Egan and Schreiber.

Director Time Commitments

Directors must notify the Chairperson of the Nominating and Corporate Governance Committee, the Vice President-Legal of the Company, as well as the Chairman of the Board in advance of accepting an invitation to serve on the board of another organization to allow for a conflict review. When a director’s principal occupation or business association changes substantially during the director’s tenure on the Board, the director must inform the Nominating and Corporate Governance Committee.

Board and Committee Performance Evaluations

The Board conducts an annual self-evaluation to assess its performance. The Audit, Nominating and Corporate Governance and Compensation Committees conduct annual self-evaluations to assess their performance. The Board evaluates each director’s contributions as a part of the re-nomination process. In addition, each director annually evaluates his or her performance as a director. The Nominating and Corporate Governance Committee is responsible for developing, administering, and overseeing processes for conducting evaluations.

Stockholder Proposals at the Annual Meeting

The Board reviews and takes positions with respect to stockholder proposals submitted for consideration at the Annual Meeting. The Board also evaluates the voting results from the Annual Meeting, including with respect to stockholder proposals. For the 2025 Annual Meeting of Stockholders, we received a non-binding stockholder proposal requesting that the Board take the steps necessary so that any voting requirement in our governing documents that calls for a greater than simple majority vote be replaced by a requirement for a majority of the votes cast for and against any proposals. In light of the voting results, with less than 15% of stockholders voting in favor of the proposal, the Board did not take any action regarding this proposal.

Company Policies and Practices

Principles of Corporate Governance

Our Principles of Corporate Governance are available on our website at investor.noodles.com/corporate-governance.cfm.

Code of Business Conduct and Ethics

We have adopted an Employee Code of Business Conduct and Ethics that applies to all of our officers and team members, including our CEO, CFO and other officers and team members responsible for financial reporting. We have also adopted a Director Code of Business Conduct and Ethics that applies to our directors. Our codes of business conduct and ethics are posted on the investor relations section of our website at investor.noodles.com. We intend to post on our website disclosures that are required by law or applicable listing exchange rules concerning certain amendments to, or waivers of, our Codes of Business Conduct and Ethics, within four business days following the date of such amendment or waiver.

Insider Trading, Anti-Hedging and Anti-Pledging Policies

We have adopted an Insider Trading Policy governing the purchase, sale and other transactions in Company securities by the Company's directors, officers, employees, and other covered persons, as well as the Company itself, that we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations and applicable listing rules.

The Insider Trading Policy provides that directors, officers and team members of the Company may not engage in the following with regard to equity securities of the Company held, directly or indirectly, by such persons or granted to such persons as part of his or her compensation: (a) short-term trading (generally defined as selling Company securities within six months following a purchase); (b) short sales (selling Company securities the seller does not own); (c) transactions involving publicly traded options or other derivatives, such as trading in puts or calls in Company securities; or (d) hedging transactions. The foregoing restrictions also apply to immediate family members of directors, officers and team members, which consist of any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and any person (other than a tenant or employee) sharing the household of the director, officer or team member.

The Insider Trading Policy further provides that our directors, officers and team members, as well as certain related parties, are prohibited from entering into pledging transactions or similar arrangements with respect to Company securities.
Policy Regarding Stockholder Recommendations

The Company identifies new director candidates through a variety of sources. The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders in the same manner it considers other candidates, as described below. Stockholders seeking to recommend candidates for consideration by the Nominating and Corporate Governance Committee should submit a recommendation in writing describing the candidate’s qualifications and other relevant biographical information and provide confirmation of the candidate’s consent to serve as director. Please submit this information to the Corporate Secretary, Noodles & Company, 520 Zang Street, Suite D, Broomfield, CO 80021, or by email at investorrelations@noodles.com.

Stockholders may also propose director nominees by adhering to the advance notice procedure described under “Stockholder Proposals” elsewhere in this Proxy Statement.

Human Capital Highlights

People and Benefits

At Noodles, we believe that the strength of our workforce is one of the most significant contributors to our success. Our team members play a vital role in creating a welcoming environment where guests feel appreciated and valued. As part of our strategic priorities, we are committed to developing our people as a key differentiator, with ongoing investments in areas that support growth, engagement, and long-term retention.

We recognize the importance of fostering an environment that brings together our guests, team members, and communities. Guided by this commitment, our Human Resources team plays a vital role in shaping the team member experience—overseeing key areas such as recruitment, onboarding, training, compensation, benefits, performance management, and leadership development. Additionally, our leadership team works diligently to address key human capital priorities, such as team member retention, workplace safety, and well-being, while implementing measures to proactively mitigate associated risks.

Our Compensation Committee, with input from management, oversees the design and execution of our incentive programs and equity-based compensation plans. These initiatives are designed to directly align with our business objectives and strategic priorities, so that our compensation practices motivate performance and foster accountability. Our annual business plan which is approved by the Board, and serves as the foundation for setting performance measures and goals that drive organizational success.

Noodles has a long-standing commitment to investing in our workforce by offering industry competitive base wages and salaries, performance-based cash and equity incentives, and comprehensive benefits that enhance the well-being, career growth, and financial security of our team members. To further align the interests of our team members with those of our stakeholders, we generally offer restricted stock units (RSUs) and performance stock units (PSUs) to eligible team members.

Our comprehensive and targeted benefits package includes health, dental, and vision insurance, a 401(k) retirement plan, paid parental leave, mental well-being support, and flexible paid time off policies for eligible employees. We continuously seek to enhance our benefits offerings with innovative programs designed to meet the evolving needs of our workforce. These include financial planning services, leadership development initiatives, and programs designed to support long-term career growth and retention.

We are committed to retaining our top talent and helping team members grow their careers at Noodles by offering leadership development programs, skills training, and succession planning to prepare team members for higher-level roles. We regularly conduct engagement surveys to gather feedback from team members and support an inclusive workplace through Noodles Resource Groups—our version of Employee Resource Groups—designed to create a sense of belonging and provide development opportunities for our team members.

Our commitment to cultivating a welcoming and supportive work environment extends across all levels of the organization. We strive to offer one of the best workplaces in our industry by focusing on leadership development, promoting internal advancement opportunities, and fostering a culture of recognition. We believe these efforts contribute to our strong team member retention rates, which regularly beat industry benchmarks.

As of December 30, 2025, we had approximately 6,500 employees, including approximately 500 salaried employees and approximately 6,000 hourly employees. None of our employees are unionized or covered by a collective bargaining agreement, and we consider our current employee relations to be good.

Suppliers

Maintaining a high degree of quality in our restaurants depends in part on our ability to acquire fresh ingredients and other necessary supplies that meet our specifications from reliable suppliers. We carefully select suppliers based on quality and their understanding of our brand, and we seek to develop mutually beneficial long-term relationships with them. We work closely with our suppliers and use a mix of forward, fixed and formula pricing protocols. In some cases, we have made efforts to increase the number of suppliers for our ingredients, which we believe can help mitigate pricing volatility and supply chain disruptions. We monitor industry news, trade issues, weather, crises, tariffs and other world events that may affect supply prices.

The Board’s Role in Risk Oversight

The Board of Directors, as a whole and at the committee level has oversight for the most significant risks facing us and our process to identify, prioritize, assess, manage, and mitigate those risks. The Board oversees a Company-wide approach to risk management of both short-term and long-term risks, designed to enhance stockholder value, support the achievement of strategic objectives and improve long-term organizational performance. The Board determines the appropriate level of risk for the Company generally, assesses the specific risks faced by the Company and reviews the steps taken by management to manage those risks. The Board’s involvement in setting the Company’s long-term and short-term business strategy facilitates these assessments and reviews, culminating in the development of a strategy that reflects both the Board’s and management’s consensus as to appropriate levels of risk and the appropriate measures to manage those risks. Pursuant to this structure, risk is assessed throughout the enterprise, focusing on risks arising from the Company’s strategy and its execution, including financial, legal/compliance, operational/strategic, health and safety, and compensation risks. The Board also considers risk when evaluating proposed transactions and other matters presented to the Board, including acquisitions and financial matters. The Board also engages outside experts with respect to risk matters, including cybersecurity, compensation, SEC compliance and labor and employment matters based upon current business circumstances and needs.

Management is responsible for assessing and managing risk, including through the Company’s Enterprise Risk Management (“ERM”) program which plays a critical role in how the Company manages risks, while the Board maintains the ultimate oversight responsibility for the risk management process. The Board believes that the ERM program supports its risk oversight function. The ERM program is designed to enable the identification of, and provide management visibility into, the critical enterprise risks facing the Company, as well as to facilitate the incorporation of risk considerations into Company strategy and decision making. Risks are identified and prioritized by the ERM Committee, which is comprised of members of Executive Management as well as key Company leaders below the executive level, and focuses on material economic, financial, information security and cybersecurity, food and safety related risks as well as labor and employment related risks. The ERM Committee provides periodic reports to the Audit Committee, as well as to the Board, which outline material risk assessments and mitigation strategies. In 2023, the ERM Committee expanded its focus and created a business continuity plan wherein the Committee: identified the systems and processes that are critical to the functions of the Company’s business; identified the systems and processes in place in the event of a failure of any of the critical business systems; and identified mitigation strategies to address any vulnerabilities in the Company’s systems and processes.

The Audit Committee, which is comprised solely of independent directors, oversees the ERM program and reviews and discusses the Company’s major risk exposures and the steps management has taken to monitor and control such risks. The Audit Committee also focuses on financial risk, including internal controls, and discusses the Company’s risk profile with the Company’s independent registered public accounting firm, and oversees the Company’s compliance program with respect to legal and regulatory requirements, including the Company’s codes of conduct and policies and procedures for monitoring compliance. The Audit Committee has also been designated by our Board to oversee cybersecurity risks. The Audit Committee receives regular updates on cybersecurity, including immediate notification of any material cybersecurity events, and information technology matters and related risk exposures from our Executive Vice President of Technology as well as other members of the senior leadership team, including with respect to the Company’s compliance with the Payment Card Industry (PCI) Data Security Standard (DSS), its implementation of data security solutions and risk evaluation, and its insurance coverages. The Audit Committee also reviews reports from third party service providers and discusses the findings with management. The Board receives updates from management and the Audit Committee on cybersecurity risks.

The Compensation Committee reviews compensation practices and policies to determine whether they encourage excessive risk taking, including an annual review of management’s assessment of the risk associated with the Company’s compensation programs covering its team members, including executives, and discusses the concept of risk as it relates to the Company’s compensation programs. The Compensation Committee also oversees human capital programs including those which promote employee development and retention, and which focus on workforce inclusion.

The Nominating and Corporate Governance Committee is responsible for the oversight of risks associated with corporate governance and compliance and it also oversees sustainability (including climate-change) and human capital management and social impact related risks through oversight of our sustainability program.

The Board, with the assistance of its committees, focuses on the most significant and material risks which the Company faces, and they help ensure that management develops and implements appropriate controls and risk mitigation strategies. Management regularly reports on applicable risks to the relevant committee or the Board, as appropriate, including reports on significant Company projects, including but not limited to our sustainability program and related reports. Additional review and reporting on risks are conducted as needed or as requested by the Board and its committees.

Board Committees

Audit Committee

Our Audit Committee, which met eight times in 2025, is currently composed of Robert Hartnett, Jeff Jones, Britain Peakes and Shawn Taylor, each of whom is a non-employee, independent member of our Board of Directors. Mr. Jones is the Chairman of the Audit Committee and our Audit Committee financial expert, as currently defined under SEC rules. Each member of the Audit Committee meets the requirements for financial literacy under the applicable Nasdaq rules. All of our Audit Committee members meet the additional, heightened independence criteria applicable to directors serving on the Audit Committee under Nasdaq rules and SEC rules.

The Audit Committee operates under a written charter, available on our website at investor.noodles.com/corporate-governance.cfm. The Audit Committee also oversees our ERM program. The Audit Committee conducts its activities in a manner designed to emphasize the importance of an environment that supports integrity in the financial reporting process.

The Audit Committee’s responsibilities include, but are not limited to:

•appointing, compensating, retaining and overseeing our independent registered public accounting firm and evaluating its performance;
•approving in advance all audit and permissible non-audit services to be provided by the outside auditor, and establishing policies and procedures for the pre-approval of audit and permissible non-audit services to be provided by the outside auditor;
•at least annually, considering the independence of the outside auditor and, consistent with rules of the Public

Company Accounting Oversight Board (“PCAOB”), obtaining and reviewing reports by the outside auditor describing any relationships between the outside auditor, and the Company or individuals in financial reporting oversight roles at the Company, that may reasonably be thought to bear on the outside auditor’s independence and discussing with the outside auditor the potential effects of any such relationships on independence;
•at least annually, obtaining and reviewing a report by the outside auditor describing, among other things, its internal quality-control procedures;
•meeting to review and discuss with management and the outside auditor the annual audited and quarterly financial statements of the Company and the independent auditor’s reports related to the financial statements;
•receiving reports from the outside auditor and management regarding, and reviewing and discussing the adequacy and effectiveness of, the Company’s internal controls, including any significant deficiencies in internal controls and significant changes in internal controls reported to the Audit Committee by the outside auditor or management;
•receiving reports from management regarding, and reviewing and discussing the adequacy and effectiveness of, the Company’s disclosure controls and procedures;
•reviewing and discussing earnings press releases, and corporate practices with respect to earnings press releases and financial information and earnings guidance provided to analysts and ratings agencies;
•overseeing the Company’s compliance program with respect to legal and regulatory requirements, including the Company’s Codes of Business Conduct and Ethics and the Company’s policies and procedures for monitoring compliance;
•reviewing and discussing the Company’s practices with respect to risk assessment and risk management;
•establishing and overseeing procedures for handling reports of potential misconduct; and
•establishing and periodically reviewing policies and procedures for the review, approval and ratification of related party transactions.
Compensation Committee

Our Compensation Committee, which met six times in 2025, is currently composed of Mary Egan, Robert Hartnett, Jeff Jones, Thomas Lynch and Elisa Schreiber, each of whom is a non-employee, independent member of our Board of Directors. Mr. Hartnett serves as Chairman of the Compensation Committee. The Compensation Committee operates under a written charter, available on our website at investor.noodles.com/corporate-governance.cfm. The Compensation Committee’s responsibilities include, but are not limited to:

•overseeing the Company’s overall compensation philosophy, policies and programs, and assessing whether the Company’s compensation philosophy establishes appropriate incentives for management and team members;
•reviewing and approving corporate goals and objectives relevant to the compensation of the CEO, evaluating the CEO’s performance in light of those goals and objectives and, upon submitting such goals and performance evaluation to the independent directors of the Board meeting in executive session for consideration, set the CEO’s compensation level based on this evaluation, and approve the grant of equity awards to the CEO;
•setting the compensation of other executive officers based upon the recommendation of the CEO and approve the terms and grant of equity awards for such other executive officers;
•administering and making recommendations to the Board with respect to the Company’s incentive compensation and equity-based compensation plans that are subject to Board approval;
•approving the terms and grant of equity awards for executive officers;
•reviewing and approving the design of other benefit plans pertaining to executive officers;
•approving, and amending or modifying, the terms of other compensation and benefit plans as appropriate;
•reviewing and recommending to the Board any employment and severance arrangements for executive officers, including employment agreements and change-in-control provisions, plans or agreements;

•annually reviewing the compensation of directors for service on the Board and its committees and recommending changes in compensation to the Board as appropriate;
•overseeing the Company’s engagement efforts with stockholders on the subject of executive compensation;
•overseeing the assessment of risks related to the Company’s compensation policies and programs applicable to officers and team members, and review the results of this assessment;
•annually conducting an assessment of any potential conflicts of interest required to be disclosed and raised by the work of any compensation consultants; and
•overseeing the Company’s human capital programs, including with respect to employee development and retention and workforce diversity and inclusion.

Pursuant to the terms of its charter, the Compensation Committee may delegate its duties and responsibilities to one or more subcommittees, consisting of not less than two members of the Committee.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee, which met five times in 2025, is currently composed of Mary Egan, Thomas Lynch, Elisa Schreiber and Shawn Taylor, each of whom is a non-employee, independent member of our Board of Directors. Ms. Egan serves as Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee operates under a written charter, available on our website at investor.noodles.com/corporate-governance.cfm. The Nominating and Corporate Governance Committee’s responsibilities include, but are not limited to:

•developing and recommending to the Board criteria for identifying and evaluating director candidates and periodically review these criteria;
•assessing the contributions and independence of incumbent directors in determining whether to recommend them for re-election;
•identifying and reviewing the qualifications of and recruiting candidates for election to the Board;
•establishing procedures for the consideration of Board candidates recommended for the Committee’s consideration by the Company’s stockholders;
•recommending to the Board the Company’s candidates for election or re-election to the Board at each annual stockholders’ meeting;
•recommending to the Board candidates to be elected by the Board as necessary to fill vacancies and newly created directorships;
•developing and recommending to the Board a set of corporate governance principles, and annually reviewing those principles and recommending changes to the Board as appropriate;
•reviewing directorships at other organizations offered to directors and senior officers of the Company and referring any opportunities that may raise conflicts of interest or other governance concerns to the Board for further discussion, as appropriate;
•overseeing the succession planning process and facilitating discussions with the Board;
•overseeing the Company’s sustainability program and strategies;
•making recommendations to the Board concerning the size, structure, composition and functioning of the Board and its committees; and
•recommending committee members and chairpersons to the Board for appointment.

EXECUTIVE OFFICERS
Set forth below are our executive officers, including related biographical information.

Name	Age (1)	Position
Joseph Christina	64	President and Chief Executive Officer
Mike Hynes	50	Chief Financial Officer
Corey Kline	48	Executive Vice President, Technology
Kathy Lockhart	62	Chief Accounting Officer
_____________
(1)As of April 1, 2026

Joseph Christina’s information is described above under “Nominees for Election as Class I Directors.”

Mike Hynes has served as our Chief Financial Officer since July 2023. Prior to joining Noodles, Mike was Vice President of Finance and Accounting for Ruth’s Chris, one of the largest fine-dining steakhouse concepts in the United States from 2020 to July 2023. In this role, he helped lead the investor relations function, oversaw strategic financial planning and analysis, was responsible for budgeting, forecasting, sales and restaurant expense analysis, and new restaurant financial site evaluation. Additionally, he continued to oversee accounting and financial reporting as well as treasury. He also held several roles in finance and accounting since joining Ruth’s Hospitality Group in 2008. Before joining Ruth’s Chris, he held managerial positions in several accounting firms, including RSM and Deloitte, where he started his career in 1998. Mike is a Certified Public Accountant, holds a Bachelor of Science in Business Administration: Accounting from Auburn University as well as a Master of Accountancy from The University of Georgia.

Corey Kline has served as Executive Vice President, Technology since March 2021. He joined Noodles in September 2011 as Director of IT and assumed responsibility as Vice President of IT in July 2016, a position he held through February 2021. Prior to joining Noodles, Corey worked at Famous Dave’s from March 2007 through September 2011 where he was Enterprise Applications and Risk Manager. Prior to his time in the restaurant industry Corey worked as a technology audit professional at Jefferson Wells from October 2005 to March 2006 and as a telecom technology consultant at Accenture from April 2001 to October 2005 and as a software engineer at IBM from June 2000 through April 2001. Corey earned a Bachelor of Arts in Mathematics with a minor in Computer Science and emphasis in Secondary Education from Luther College.
Kathy Lockhart has served as our Chief Accounting Officer since August 2020. Prior to that time, she served as Vice President and Controller from August 2006 to July 2020. Prior to joining Noodles, Ms. Lockhart served as the Vice President and Controller of several public and private restaurant and retail companies, including Einstein’s, Boston Market, VICORP (parent company of Village Inn and Bakers Square restaurants) and Ultimate Electronics. Kathy also has and does serve on not-for-profit boards in sports and education. Kathy is a Certified Public Accountant and Chartered Global Management Accountant and earned a Bachelor of Science degree in Business Administration and Political Science from Western Colorado State University.

PROPOSAL NO. 2—ADVISORY (NON-BINDING) VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are providing our stockholders with the opportunity to vote, on an advisory (non-binding) basis, on the compensation of the named executive officers (“NEOs”) identified in this Proxy Statement, in accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Stockholders are urged to review the “Compensation Discussion and Analysis,” “Compensation Committee Report” and “Executive Compensation” sections of this Proxy Statement for more information.
We are asking our stockholders to indicate their support for our NEOs’ compensation by voting FOR the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory, non-binding basis, the compensation of the Named Executive Officers, as disclosed in the Company’s proxy statement for the 2026 Annual Meeting pursuant to the compensation disclosure rules of the United States Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure).”
This is an advisory (non-binding) vote and, therefore, its outcome does not mandate any particular action. However, our Board and our Compensation Committee will carefully consider the outcome of this vote when making future decisions regarding the compensation of our NEOs. In addition, we expect to hold our next advisory vote on the compensation of our named executive officers at the 2027 Annual Meeting of Stockholders.

The Board of Directors recommends a vote FOR the approval, on an advisory (non-binding) basis, of the compensation of our named executive officers.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) provides a detailed description of our executive compensation philosophy and programs, the compensation decisions the Compensation Committee has made under those programs and the factors considered in making those decisions. This CD&A focuses on the compensation of NEOs for 2025, who were:

Name	Title
Joseph Christina (1)	President and Chief Executive Officer
Mike Hynes	Chief Financial Officer
Corey Kline	Executive Vice President, Technology
Kathy Lockhart	Chief Accounting Officer
Drew Madsen (2)	Former Chief Executive Officer
Brad West (3)	Former Executive Vice President, Operations
______________________
(1) Mr. Christina was our President and Chief Operating Officer from February 2025 until he became our President and Chief Executive Officer effective August 31, 2025.
(2) Mr. Madsen was our Chief Executive Officer until August 31, 2025.
(3) Mr. West was our Executive Vice President, Operations until February 2025, when he transitioned to Chief of Staff to the Company’s Chief Executive Officer. He retired on July 1, 2025.

Executive Summary
Performance Highlights
In fiscal 2025, we saw an increase in revenue as a result of an increase in comparable restaurant sales. System-wide comparable restaurant sales increased 4.1%, comprised of a 4.3% increase for company-owned restaurants and a 3.2% increase for franchise restaurants Beginning in the third quarter of 2025 and continuing into the early part of 2026 we have seen our sales outpace the overall fast casual industry. Our comparable restaurant sales have been positive since the introduction of our new menu, aided by the introduction of Delicious Duos in late July and the introduction of Chili Garlic Ramen in October.

We are one of the only national restaurant chains to offer a menu devoted to noodles across a variety of cuisines. We offer a wide variety of flavor profiles, combining classic noodle dishes with more contemporary options. We hand-chop fresh vegetables and prepare nine noodle varieties in-house every day. All of our dishes are cooked-to-order. Choice and customization have always been a great strength of the brand. This focus on culinary innovation allows us to prepare and serve high quality food and meet changing consumer expectations. In 2025, we completed one of the most comprehensive menu upgrades in our 30-year history with the launch of eight new and four upgraded entrées followed by the third quarter launch of the value-priced Duo option. This included reimagined favorites including more sauce, more vegetables, and more premium ingredients. Additionally, the new menu includes thoughtfully curated new dishes with bold flavors that addressed gaps in our existing menu offering. The recent introduction of the Delicious Duo platform is designed to drive more frequency as a value option.

Executive Transitions
In August 2025, Mr. Madsen resigned as the Company’s CEO due to personal medical reasons, but remains a member of our Board of Directors. Mr. Christina was promoted to the role of President and Chief Executive Office, after joining the Company in February 2025 as our President and Chief Operating Officer. Mr. West served as our Executive Vice President, Operations until February 2025, when he transitioned to Chief of Staff to the Company’s Chief Executive Officer. Mr. West retired on July 1, 2025.

Reverse Stock Split
On February 4, 2026, the Company's Board of Directors approved a reverse stock split of the Company's issued and outstanding common stock. The reverse stock split was effectuated on February 18, 2026 at a 1-for-8 ratio. All issued and outstanding common stock and per share amounts contained in this Report have been adjusted retroactively to reflect the change in capital structure for all periods presented.

Executive Compensation Highlights
Our executive compensation program is designed around a “pay-for-performance” philosophy and includes the following elements: base salary, annual cash bonus opportunity, and equity-based long-term incentives (“LTIs”) awarded in the form of both restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”) based on achieving ambitious stock price goals, each described in more detail in this CD&A. The majority of each NEO’s 2025 target total direct compensation (“TDC”) was comprised of variable elements, a significant portion of which are equity-based LTI compensation, as illustrated in the following charts:
The charts above are based upon the following: annualized base salary at 2025 year-end; 2025 target bonus; and the intended target value of 2025 annual LTI awards for the CEO and on average for the other NEOs, and do not include the retention bonus opportunities awarded to the CEO or then current NEOs in November 2025 discussed below. Mr. Madsen served as our CEO until August 31, 2025, at which time he was succeeded by Mr. Christina. The chart above reflects Mr. Christina’s target pay mix. Mr. Christina’s compensation for 2025 included both his compensation for serving as President and Chief Operating Officer from February 2025 through August 2025 and his compensation for serving as President and Chief Executive Officer thereafter, as provided for in his employment agreements described below, and, because such agreements included one-time hiring and promotion grants, are not reflective of his annual target pay mix.

The other NEOs above consist of Mr. Hynes, Mr. Kline and Ms. Lockhart. Mr. West was subject to a transition agreement during 2025 and thus was not eligible for awards and is not included in the chart above. For the other NEOs (excluding the CEO), the intended target value of annual LTI is higher than the grant-date fair value reported in the Summary Compensation Table because the Compensation Committee determined the number of RSUs and target PSUs to grant to each NEO by dividing the intended grant values by a notional stock price of $24.00 ($3.00 pre-split) for Mr. Madsen and $20.00 ($2.50 pre-split) for the other NEOs, which was higher than the $6.88 ($0.86 pre-split) closing stock price on the May 15, 2025 date of grant. Further, the grant-date fair value of the PSUs is calculated in accordance with FASB ASC Topic 718.

2025 NEO compensation included the following:
•Annual Bonus Achievements: Our 2025 annual bonus program was based on Adjusted EBITDA1 performance (weighted 80%) and the Compensation Committee’s qualitative assessment of individual and Company performance (weighted 20%). The Compensation Committee’s qualitative assessment includes assessment of individual performance and progress on Company-wide initiatives, such as new menu and limited time offering launches, same store sales and traffic growth, and other strategic initiatives, all at the discretion of the Compensation Committee.

◦The Company did not achieve the threshold goals for EBITDA, but the Compensation Committee determined that the qualitative assessment was achieved at 88% of target and thus awarded bonus payouts of 17.6% of the target level.

1 We define Adjusted EBITDA as net income (loss) before net interest expense, provision (benefit) for income taxes, depreciation and amortization, restaurant impairments, loss on disposal of assets, net lease exit costs (benefits), gain (loss) on sale of restaurants, severance, executive transition costs, corporate transaction costs and stock-based compensation in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

•Long-Term Equity Incentives:
◦In May 2025, the Compensation Committee granted LTIs to our former CEO, Mr. Madsen and the other NEOs (other than Mr. Christina) through a combination of PSUs and RSUs. Consistent with our pay for performance approach, the Compensation Committee granted our former CEO, Mr. Madsen 66.7% of target value of the LTI in the form of PSUs and 33.3% in the form of RSUs. For our other NEOs, the Compensation Committee maintained the weighting on PSUs at 60%, and the weighting on RSUs at 40% of target LTI value. The PSUs granted in 2025 may be earned at the end of the three-year performance period based on the Company’s absolute stock price on the last day of the three year measurement period.

◦CEO Transition Agreements:

▪Joseph Christina. The Company entered into an employment agreement with Mr. Christina in February 2025 when he was hired as President and Chief Operating Officer and, in connection with his appointment as President and Chief Executive Officer in August 2025, the Company entered into an amended and restated employment agreement (the “Christina Employment Agreement”) providing for (1) an annual base salary of $550,000, (2) eligibility to receive an annual bonus in an amount targeted at 100% of this base salary (pro-rated for his February 2025 hire date), (3) an initial equity grant of 31,250 (250,000 pre-split) RSUs under the Company’s Amended and Restated 2023 Stock Incentive Plan (the “2023 Stock Incentive Plan”), which will vest in four annual ratable installments and are also subject to accelerated vesting or pro rata vesting upon certain conditions, and (4) certain payments upon a termination of employment. See “Potential Payments Upon Termination or Change in Control — Employment and Severance Agreements” below for additional information.

▪Drew Madsen. On August 5, 2025, we entered into a transition agreement with Mr. Madsen (the “Madsen Transition Agreement”), which provided for his resignation as CEO as of August 31, 2025 and that the equity awards granted under the 2023 Stock Incentive Plan then held by Mr. Madsen would be treated as follows: (a) the unvested portion of the 24,900 (199,200 pre-split) RSUs granted on March 6, 2024 will continue to vest in accordance with the existing terms of the award so long as Mr. Madsen continues to serve as a member of the Board and (b) all other outstanding equity awards that were not then vested were canceled.

◦Retention Bonus Agreements: In November 2025, the Compensation Committee recommended and the Board approved the entry into retention bonus agreements with the Company’s executive officers, payable only upon a Change in Control (as defined in the bonus agreements) occurring on or before December 31, 2026, which does not include any refinancing of the Company’s debt or any other capital raising transaction that does not result in a Change of Control. The agreements provide an incentive for continued service to the Company and support of the Company’s exploration of strategic alternatives to maximize stockholder value, as further described below under “Compensation Components — 2025 Retention Bonus Agreements.”

For additional information on non-GAAP measures, including reconciliations to the most directly comparable GAAP financial measures, see page 28 of our Annual Report on Form 10-K for the fiscal year ended December 30, 2025.

Compensation Governance Highlights
Our executive compensation practices are intended to be straightforward, transparent and reflective of modern notions of strong corporate governance. Our commitment to strong corporate governance can be understood by reviewing the following list of what we do and do not do:

What We Do:		What We Do Not Do:

✔	A substantial portion of our executive pay is tied to performance.	x	We do not provide “single-trigger” vesting acceleration of outstanding equity awards upon a change in control.
✔
For all NEOs, except for the initial hiring grants issued to our CEO, at least 60% of ongoing LTI value is granted in the form of PSUs, which for 2025 awards, vest based on the achievement of ambitious stock price goals.
		x	We do not provide golden parachute excise tax or other tax gross-ups.
✔	Our Compensation Committee retains a nationally recognized, independent compensation consultant who provides no other services to the Company.	x	We do not provide significant perquisites or maintain supplemental executive retirement plans.
✔	We require our NEOs and directors to acquire and maintain meaningful ownership of our stock to ensure their interests are closely aligned with the long-term financial interests of our stockholders.	x	We prohibit our NEOs and directors from hedging and pledging Company stock.
✔	We have a robust compensation recovery (“clawback”) program comprised of a Dodd-Frank compliant policy as well as a discretionary policy.
✔	We require our NEOs to enter into reasonable non-competition and non-solicitation covenants.
Stockholder Advisory (Non-Binding) Vote on Executive Compensation

At our 2025 Annual Meeting of Stockholders, we held our annual advisory vote on executive compensation (“say-on-pay”), for which 97% of the votes cast on the proposal were to approve our NEO compensation. The Compensation Committee interprets the favorable 2025 vote as an endorsement of our compensation programs and practices, and no changes were made to our executive compensation programs as a result of the 2025 vote outcome. We routinely conduct stockholder outreach throughout the year through several forums and with the use of our investor presentations, including restaurant and consumer focused investor conferences led by Wall Street equity analysts, particularly those analysts who have coverage on our Company, non-deal equity roadshows with the support of our Wall Street equity analysts, and post-earnings discussions with individual or a consortium of our stockholders. During these outreach discussions, we focus on key areas of business performance and other issues that are important to them, including executive compensation and governance issues as well as social and sustainability practices. We provide a summary of our stockholder feedback to our Board and its Committees regularly, and we strive to enhance our governance and sustainability practices as well as to provide more robust disclosures.

The Compensation Committee will continue to consider the outcome of the Company’s say‑on‑pay votes and direct feedback from stockholders when making future compensation decisions for the NEOs.
Objectives of our Compensation Program
The primary objectives of our compensation programs are to:
•Attract and retain highly skilled executives. Our compensation philosophy is to provide competitive target TDC opportunities based upon then-current market data for equivalent positions at similarly-

situated companies. Actual compensation earned may be above or below the target level based on performance along the metrics of the incentive compensation programs.
•Link compensation earned to achievement of the Company’s short-term and long-term financial and strategic goals. The majority of each NEO’s compensation opportunity is variable and tied to the achievement of pre-established performance objectives and/or the performance of our stock.
•Align the interests of management with those of our stockholders. A substantial portion of NEO compensation is in the form of equity-based incentives, subject to multi-year vesting schedules. In addition, we have robust stock ownership guidelines that require our NEOs to acquire and maintain a meaningful ownership position in our stock.
•Adhere to high standards of corporate governance. Our program has appropriate balances between fixed and variable, short-term and long-term, and cash and equity components to mitigate compensation-related risks. Our compensation-related policies such as stock ownership guidelines, clawback policy, anti-hedging policy and anti-pledging policy further support strong governance principles.
Compensation Decision-Making Process
Role of Compensation Committee and Management
The Compensation Committee, with input from certain members of management, has responsibility for administering and approving annually all elements of compensation for the Company’s NEOs. It also reviews and approves the Company’s incentive compensation plans and equity-based plans.
Management provides input into the design of incentive compensation programs to provide that these programs support the Company’s business objectives and strategic priorities. With respect to performance measures and goals, the annual business plan initially established by management, but approved by our Board, is an important input into the Compensation Committee’s decision-making process. In addition, our CEO works with the Compensation Committee and its independent consultant to develop recommendations for pay levels for executives other than himself, based on competitive market data, past performance and future potential. As appropriate, certain members of the senior management team attend Compensation Committee meetings but are not present for executive sessions. The CEO’s compensation is discussed and approved during executive sessions of the Compensation Committee and Board without the CEO present. The Compensation Committee makes all final decisions with respect to compensation of our NEOs.
Role of Consultants
The Compensation Committee has engaged FW Cook as its independent executive compensation advisor. FW Cook consults on compensation levels and program design in support of our business strategy, and alerts the Compensation Committee to regulatory and governance developments related to executive compensation. A representative of FW Cook, when requested, attends meetings of our Compensation Committee, is available to participate in executive sessions and communicates directly with our Compensation Committee Chairman or Committee members outside of meetings. FW Cook reports directly to the Compensation Committee and does no work for management that is not under the Compensation Committee’s purview. The Compensation Committee assessed the independence of FW Cook pursuant to SEC rules and Nasdaq listing standards and concluded that no conflicts of interest exist.

Peer Group Benchmarking
The Compensation Committee selected the following companies as our peer group for purposes of conducting a competitive compensation analysis in early 2025 that informed decisions on 2025 pay opportunities:

Big 5 Sporting Goods	Destination XL Group, Inc.
BJ’s Restaurants, Inc.	El Pollo Loco Holdings, Inc.
Build-A-Bear Workshop, Inc.	First Watch Restaurant Group, Inc.
BurgerFi International, Inc.	The ONE Group Hospitality, Inc.
Chuy’s Holdings, Inc.	Portillo’s, Inc.

Citi Trends, Inc.	Potbelly Corporation
The Container Store Group, Inc.	Red Robin Gourmet Burgers, Inc.
Denny’s Corporation
As noted in the Company’s 2025 Proxy Statement, the Compensation Committee approved changes to the compensation peer group in late 2024, which included (i) the removal of Fiesta Restaurant Group and Ruth’s Hospitality, which were acquired, and Dave & Buster’s, Krispy Kreme, Shake Shack, and Sweetgreen due to their larger size; and (ii) the addition of size-appropriate restaurant peers BurgerFi, Denny’s and Portillo’s and size-appropriate retailers Big 5 Sporting Goods, Build-A-Bear, Citi Trends, The Container Store and Destination XL.

As of January 31, 2025 (when the competitive analysis was conducted to inform decisions on 2025 pay opportunities), the 25th, 50th, and 75th percentiles for various size metrics of the peer group, and the size metrics and related percentile of the Company, were as follows:

	Latest Four Quarters Revenue ($mil)	Most Recent Fiscal Year Total Team Members	Market Cap. At 1/31/25 ($mil)
75th Percentile	$866	8,040	$557
50th Percentile	522	4,800	325
25th Percentile	466	4,331	116
Noodles & Company	503	7,600	468
%-ile Rank	46th%-ile	67th%-ile	12th%-ile
The peer group data was used by the Compensation Committee to inform decisions for all NEO compensation and in making decisions regarding the form and amount of LTI compensation granted in 2025.
In August 2025, the Compensation Committee approved several changes to the compensation peer group used to inform pay decisions for fiscal 2026, which included:
•The removal of BurgerFi International and Container Store due to their bankruptcy and the removal of Chuy’s due to its acquisition.
•The addition of restaurant companies from Fat Brands, Good Times and Kura Sushi and retailer J. Jill.

Compensation Components
The principal elements of target TDC for our NEOs are base salary, annual cash bonus opportunities, and equity-based LTI awards. Each of the components is discussed below.
Base Salary
Base salaries provide a minimum level of pay that reflects each NEO’s position and scope of responsibility, individual performance, and future potential, as demonstrated over time. Base salaries are re-evaluated annually to determine whether adjustments are appropriate given changes in the market data or in executive responsibilities. Our CEO makes recommendations to the Compensation Committee with respect to changes to the base salary of our NEOs, other than himself. Our Compensation Committee determines and approves any changes to the base salaries of our CEO and our other NEOs.

Effective April 30, 2025, Mr. Hynes, Mr. Kline and Ms. Lockhart received increases in their annual salaries consistent with the Company’s merit increase allocation.

Name	2025 Annual Salary	2024 Annual Salary	% Change
Joseph Christina (1)	$550,000	N/A	N/A
Mike Hynes	$386,507	$375,250	3.0%
Corey Kline	$300,572	$291,817	3.0%
Kathy Lockhart	$300,400	$280,000	7.3%
Drew Madsen (2)	$800,000	$800,000	—%
Brad West (3)	$376,362	$376,362	—%
________________
(1) Mr. Christina joined the company in February 2025 and became our President and Chief Executive Officer in August 2025, at which time his salary was increased from $450,000 to $550,000.
(2) Mr. Madsen served as CEO until August 2025.
(3) Mr. West retired on July 1, 2025.

Performance-Based Annual Cash Bonus
Our annual cash bonus program is designed to reward annual accomplishments against pre-established financial and strategic goals. For 2025, each NEO had a bonus opportunity, expressed as a percentage of current base salary. Actual bonuses can range from 0 to 200% of target based on performance against pre-established financial and strategic goals. 2025 target bonuses as a percentages of base salary for each NEO are summarized in the table below:

as % of Base Salary
Name	Target
Joseph Christina (1)	100%
Mike Hynes	75%
Corey Kline	50%
Kathy Lockhart	50%
_______________
(1) Mr. Christina joined the company in February 2025 and became our President and Chief Executive Officer in August 2025, at which time his target bonus percentage was increased from 75% to 100% (which amount will be pro-rated to his start date in February 2025).

For NEOs, the 2025 actual bonus was based on achievement of pre-established goals tied to Adjusted EBITDA (80% weight) and the Compensation Committee’s qualitative assessment of individual and Company performance (20% weight). The Compensation Committee selected Adjusted EBITDA as the most heavily-weighted measure, because it clearly represents our operational performance and generally allows for over achievement to be self-funded. Same store sales growth was removed in 2025 because the Compensation Committee believes that Adjusted EBITDA growth is the most important metric to focus on in the current environment. The remaining 20% of the bonus is tied to the Compensation Committee’s qualitative assessment of individual performance and progress on Company-wide initiatives, such as new menu and limited time offering launches, same store sales and traffic growth, and other strategic initiatives, all at the discretion of the Compensation Committee. The qualitative component can be earned between 0% and 200% of target (i.e. no above target payout opportunity).

The threshold, target, and maximum Adjusted EBITDA, along with our actual performance in 2025, are outlined in the following table:

Measure	Threshold	Target	Maximum	Actual	Unweighted % of Target Bonus Earned
Adjusted EBITDA ($mil) (weighted 80%)	$26.6	$41.9	$57.1	$22.5	0%
Payout (% of target)	0%	100%	200%	0%
Individual & Company Performance (weighted 20%)	n/a	Committee Evaluation	n/a	Committee Evaluation	17.6%
Payout (% of target)	0%	100%	200%	88%

Because actual performance was below threshold for Adjusted EBITDA, no bonuses were earned for the at risk metrics. For the Individual and Company performance metric, The Compensation Committee evaluated performance across new menu and limited time offering launches, same store sales and traffic growth, and other strategic initiatives. While management delivered meaningful progress in all areas, the Compensation Committee determined that results did not consistently reach the full Target level. Based on this overall qualitative assessment, the Compensation Committee approved an achievement level of 88% for this portion of the bonus, resulting in a weighted payout of 17.6% of target.

CEO’s Long-Term Equity Incentives
2025 annual LTI for the former CEO, Mr. Madsen, was granted as 66.7% in PSUs and 33.3% in RSUs, with an aggregate target value of $1.5 million using a notional stock price of $24.00 ($3.00 prior to the Reverse Split) These awards were forfeited in connection with Mr. Madsen’s resignation on August 31, 2025.

Upon Mr. Christina’s hire as President and Chief Operating Officer, on March 1, 2025, he received an initial equity grant of 20,000 RSUs (160,000 prior to the Reverse Split) under the Company's 2024 Inducement Plan, which will vest in four annual ratable installments. Subsequently, upon his promotion to President and Chief Executive Officer on August 31, 2025, Mr. Christina received 31,250 RSUs (250,000 prior to the Reverse Split) under the Company's Amended and Restated 2023 Stock Incentive Plan, which will vest in four annual ratable installments. The additional award was granted to result in a reasonably competitive intended target LTI opportunity, based on a notional stock price of $20.00 ($2.50 prior to the Reverse Split), for his role as CEO. The grants were made entirely in RSUs as an incentive in the hiring process.

Other NEO’s Long-Term Equity Incentives
For 2025 annual LTI awards to our other NEOs, consistent with our pay for performance philosophy, the Compensation Committee maintained the weighting on PSUs at 60% of target LTI and the weighting of RSUs at 40% of target LTI. The intended target value of LTI is covered in the table below:

Executive	RSU Target (40%)	PSU Target (60%)	Total
Mike Hynes	$160,000	$240,000	$400,000
Corey Kline	$60,000	$90,000	$150,000
Kathy Lockhart	$60,000	$90,000	$150,000

To manage share usage, the Compensation Committee determined the number of RSUs and target PSUs to grant to each NEO by dividing the intended grant values by a notional stock price of $20.00 ($2.50 prior to the Reverse Split) for our other NEOs and $24.00 ($3.00 prior to the Reverse Split) for our former CEO, Mr. Madsen, which was higher than the $6.88 ($0.86 prior to the Reverse Split) closing stock price on the May 15, 2025 date of grant. Using a higher notional stock price resulted in grant-date fair value of LTI lower than intended targets. Further, the grant-date fair value of the PSUs is calculated in accordance with FASB ASC Topic 718. Please refer to the Summary Compensation Table and Grants of Plan-Based Awards Table for information on the grant-date fair value of the annual awards.

RSUs vest in four annual ratable installments. The PSUs granted to NEOs will be earned based on absolute stock price at the end of a three-year period from the grant date of May 15, 2025.

Performance Level	Highest Stock Price	Payout (% of Target PSUs)
Maximum	>=$52.00	150%
Target	$40.00	100%
Threshold	$28.00	50%
Below Threshold	<$28.00	0%

The stock price on the grant date was $6.88 ($0.86 prior to the Reverse Split). To earn the target number of shares, the Company must deliver 481% stock appreciation from the grant date.

2023-2026 PSUs

March 14, 2026 was the measurement date for the Relative Total Shareholder Return (“TSR”) PSUs granted on March 15, 2023. These TSR PSUs were eligible to be earned based on the Company’s TSR versus 29 restaurants comprising the Russell 3000 Restaurants GICS sub-industry. If percentile rank for the three-year performance period was between threshold and target, or between target and maximum, the number of PSUs earned and eligible to vest would be determined by linear interpolation.

Percentile Rank Versus Russell 3000 Restaurants	Percentage of Relative TSR Target Number of Shares Earned
Below 25th percentile	—%
25th Percentile ("Threshold Relative TSR")	50.0%
55th Percentile ("Target Relative TSR")	100.0%
85th Percentile ("Maximum Relative TSR") or more	200.0%

The Company’s TSR for the reporting period was (85.81%) and was below the 25th percentile and thus the percentage of Relative TSR Target Number of Shares Earned was 0%.

Timing of Long-Term Equity Incentive Awards

In 2025, the Compensation Committee did not take material nonpublic information into account when determining the timing and terms of equity-based awards, including stock options, and the Company did not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

2025 Retention Bonus Program

On September 3, 2025, the Company announced that its Board of Directors had initiated a review of strategic alternatives in order to explore ways to maximize stockholder value. On November 19, 2025, as an incentive for continued service to the Company and support of its continued review of strategic alternatives, the Board of Directors, upon the recommendation of the Compensation Committee, approved the entry into retention bonus agreements with the Company’s executive officers (the “Retention Bonus” and such agreements, the “Retention Bonus Agreements”), payable only upon a Change in Control (as defined below), not including any refinancing of the Company’s debt or any other capital raising transaction that does not result in a Change in Control, all of which are being considered as part of the process of evaluating strategic alternatives.

The Retention Bonus amounts payable if the Change in Control occurs and other conditions to payment are met are as follows: (1) Mr. Christina - an amount equal to 100% of his base salary; (2) Mr. Hynes - an amount equal to 75% of his base salary; (3) Mr. Kline - an amount equal to 50% of his base salary; and (4) Ms. Lockhart - an amount equal to 50% of her base salary. The Retention Bonus amounts are based on the executive officer’s base salary that was in effect at the time the Retention Bonus Agreement was entered into. For additional information on our employment agreements, see “Potential Payments Upon Termination or Change in Control — Employment and Severance Agreements” on page 32.

Employment Agreements

The Company has entered into employment agreements with Mr. Christina and Mr. Madsen, including the Christina Employment Agreement and the Madsen Transition Agreement described above, respectively, and each NEO.

For additional information on our employment agreements, see “Employment and Severance Agreements” on page 32.

Benefits and Perquisites

We provide our executive officers with access to the same benefits we provide all of our full-time team members. We maintain a tax-qualified retirement plan that provides eligible U.S. team members with an opportunity to save for retirement on a tax-advantaged basis. Eligible team members are able to defer eligible compensation subject to applicable annual Internal Revenue Code limits. Employer contributions were made to the 401(k) plan in 2025. The Company matches 25% for every 1% contributed up to 4%. We also provide our executive officers with perquisites and other benefits we believe are reasonable and consistent with our compensation objectives. These benefits include a car allowance, a technology allowance, relocation benefits in the case of executive officers relocating to the Denver, Colorado metropolitan area, certain life and disability insurance, and health and wellness benefits. Executive officers and certain other highly compensated team members are also eligible to participate in a deferred compensation program, which permits them to defer payment of salary and bonus to future years, but which does not include a company contribution.
Compensation Policies and Other Considerations
Stock Ownership Requirements
Our Board has adopted stock ownership requirements that restrict sales of our stock by our NEOs and our non-employee directors if those sales would cause the value of such individual’s stock holdings to fall below a certain threshold. The ownership requirement for the CEO is five times his base salary. The ownership requirement for all other NEO’s is two times his or her base salary. The threshold for our non-employee directors is five times their annual cash retainer.

For purposes of these requirements, an officer’s holdings include vested shares held directly by the officer or his/her immediate family members, including vested RSUs and PSUs that are deferred or otherwise have not been settled. Unvested RSUs and PSUs and unexercised stock options do not count as ownership toward the requirement. Until the required ownership level is achieved, the NEOs and non-employee directors must retain 50% of all shares received on payout of vested RSUs and PSUs, net of shares withheld or sold to satisfy tax obligations, and 50% of shares received on exercise of stock options, net of shares tendered or withheld for payment of the exercise price and net of shares withheld or sold to satisfy tax obligations. The ownership requirements do not restrict the disposition of holdings from equity grants made in 2018 or prior years, before the stock ownership requirements were adopted.

These requirements, together with our continued use of equity-based compensation, are intended to emphasize the alignment of interests between management and our stockholders in a demonstrable and firm manner, with the objective of encouraging high performance and discouraging inappropriate risk taking.

Anti-Hedging Policy

The Company’s Insider Trading Policy provides that directors, officers (including NEOs) and team members of the Company may not engage in the following with regard to equity securities of the Company held, directly or indirectly, by such persons or granted to such persons as part of his or her compensation(a) short-term trading (generally defined as selling Company securities within six months following a purchase); (b) short sales (selling Company securities the seller does not own); (c) transactions involving publicly traded options or other derivatives, such as trading in puts or calls in Company securities; or (d) hedging transactions. The foregoing restrictions also apply to immediate family members of NEOs, which consist of any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and any person (other than a tenant or employee) sharing the household of the NEO.

Anti-Pledging Policy

The Company’s Insider Trading Policy provides that our directors, NEOs and team members, as well as certain related parties, are prohibited from entering into pledging transactions or similar arrangements with respect to Company securities.

Clawback Policy

On November 8, 2023, the Company adopted a compensation recoupment policy that is intended to comply with the requirements of Nasdaq Listing Standard 5608 implementing Rule 10D-1 under the Securities Exchange Act of 1934. In the event we are required to prepare an accounting restatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement under the federal securities laws, the Company will recover, on a reasonably prompt basis, the excess incentive-based compensation received by any covered executive, including the NEOs, during the prior three fiscal years that exceeds the amount that the executive otherwise would have received had the incentive-based compensation been determined based on the restated financial statements.

In addition, the Company maintains an additional clawback policy that provides that if we are required to file an accounting restatement due to material noncompliance with any financial reporting requirement or if “Covered Incentive Compensation” was awarded based on performance achievement calculated in a materially inaccurate manner, the Company may recoup up to 100% of the “Covered Incentive Compensation” paid or credited to a person covered by the policy based on the Board or Compensation Committee’s discretionary assessment of whether the covered employee engaged in fraud or misconduct. Covered Incentive Compensation under this additional policy is defined as any short-term or long- term cash or time- or performance-based equity-based incentive award paid, granted, earned, or vested for a performance year or a performance period (or specified time period). Executive officers are covered by this policy.

Tax Considerations

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally disallows a publicly held corporation’s tax deduction for compensation paid to its CEO and certain of its other executive officers in excess of $1 million in any year. While Section 162(m) will limit the deductibility of compensation paid to the NEOs, the Compensation Committee will continue to retain flexibility to design compensation programs that are in the best long-term interests of the Company and our stockholders, with deductibility of compensation being one of a variety of considerations taken into account. Accordingly, the Compensation Committee retains the ability to pay compensation that exceeds the deduction limitation under Section 162(m).

Compensation Risk Assessment

Our Compensation Committee considers risks related to our compensation programs (especially with respect to our executive compensation programs) when determining how to structure our team members’ compensation. The Compensation Committee reviewed a compensation risk assessment conducted by its independent compensation consultant, FW Cook. Based on its consideration of this assessment, the Compensation Committee concluded that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on our Company. In reaching this conclusion, the Compensation Committee considered the following aspects of our compensation programs that discourage excessive risk-taking:

•Balance between fixed and variable, short-term and long-term, and cash and equity in the TDC mix.
•Incentive awards incorporate multiple measures of performance, which diversifies the risks associated with any single indicator of performance.
•Payouts under our incentive plans are subject to caps.
•All of our equity grants vest over a multi-year period, which encourages grantees to take a long-term view.
•We maintain policies specifically intended to mitigate risk, such as our stock ownership guidelines and clawback, and anti-hedging/anti-pledging policies.
•Independent Compensation Committee oversight and discretion.

COMPENSATION COMMITTEE REPORT
Our Compensation Committee reviewed and discussed the foregoing “Compensation Discussion and Analysis” with management, and based on such review and discussions, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement.
Robert Hartnett, Chairman
Mary Egan
Jeff Jones
Thomas Lynch
Elisa Schreiber

EXECUTIVE COMPENSATION
2025 Summary Compensation Table
The following table summarizes the compensation for 2025, 2024 and 2023 awarded to, earned by or paid to our NEOs.

Name and Principal Position	Year	Salary	Stock Awards (1)	Option Awards(2)	Non-equity Incentive Plan Compensation	All Other Compensation (3)	Total
Joseph Christina (4)	2025	$407,116	$388,700	$—	$82,569	$11,335	$889,720
President and Chief Executive Officer
Mike Hynes	2025	382,611	99,328	—	51,002	16,623	549,564
Chief Financial Officer	2024	379,202	219,339	—	56,288	11,937	666,766
	2023	137,308	249,998	—	—	2,948	390,254
Corey Kline	2025	297,541	37,248	—	26,445	15,846	377,080
Executive Vice President, IT	2024	293,034	68,543	—	25,461	15,477	402,515
	2023	266,000	124,995	—	—	20,617	411,612
Kathy Lockhart	2025	293,339	37,248	—	26,429	19,194	376,210
Chief Accounting Officer	2024	283,726	68,543	—	23,115	19,207	394,591
	2023	264,748	124,995	—	—	18,620	408,363
Drew Madsen(5)	2025	547,692	296,933	—	—	24,360	868,985
Former CEO	2024	800,654	1,205,178	262,500	160,000	11,304	2,439,636
	2023	61,800	252,000	—	—	160,200	474,000
Brad West(6)	2025	195,419		—	24,822	107,830	328,071
Former Executive Vice President, Operations	2024	388,698	219,339	—	56,454	12,582	677,073
	2023	368,308	399,999	—	—	12,422	780,729
______________________________
(1)Amounts under “Stock Awards” represent the aggregate grant date fair value of PSUs and RSUs granted in 2025, 2024 and 2023, calculated in accordance with FASB Accounting Standards Codification Topic 718 (“ASC 718”). The grant-date fair value of PSUs tied to financial performance and RSUs is the closing price of the Company's common stock on the grant date times the number of shares granted (target number of shares in the case of PSUs). The grant-date fair value of the PSUs tied to market condition goals (Absolute Stock Price goals for PSUs granted in 2025, highest Volume Weighted Average Price goals for PSUs granted in 2024 and Relative TSR goals for PSUs granted in 2023) is the Monte Carlo value per target share on the grant date times the number of target shares granted. These amounts may not correspond to the actual value eventually realized by each NEO because the value depends on the market value of our common stock as well as the number of PSUs earned. The aggregate grant date fair value of the maximum number of PSUs granted in 2025 is $66,240 for Mr. Hynes and $24,840 for each of Mr. Kline and Ms. Lockhart. A further description of the methodologies and assumptions we use to value PSUs and RSUs is described in Note 9, Stock-Based Compensation, to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 30, 2025.
(2)Amounts under “Option Awards” represent the aggregate grant date fair value of Options granted in 2024 calculated in accordance with ASC 718. The grant-date fair value of the Options granted in 2024 is the Monte Carlo value of the options on the grant date. These amounts may not correspond to the actual value eventually realized by each NEO because the value depends on the market value of our common stock as well as the number of options earned. The Options granted in 2024 will only vest if the Company’s stock price is equal to or above $40.00 per share based on either a) the closing price on the trading day immediately preceding March 6, 2027 or b) the volume-weighted average stock price for the 45 consecutive trading days ending immediately prior to March 6, 2027. Mr. Madsen resigned as CEO in August 2025 and this option was cancelled.
(3)Amounts shown in this column are detailed in the table below for 2025.

Name	Car Allowance	401K Employer Match	Subsidized Life Insurance	Health & Wellness Benefits	Technology Allowance	Retention Bonus	Fees For Service As Director	Total All Other Compensation
Joseph Christina	$—	$3,500	$6,835	$—	$1,000		$—	$11,335
Mike Hynes	9,000	3,158	3,265	—	1,200		—	16,623
Corey Kline	9,000	3,230	2,416	—	1,200		—	15,846
Kathy Lockhart	9,000	3,165	5,214	615	1,200		—	19,194
Drew Madsen	—	—	6,940	—	800		16,620	24,360
Brad West	—	2,446	4,684	—	700	100,000	—	107,830

(4)Mr. Christina has served as our President and Chief Executive Officer and a member of our Board of Directors since August 2025. He joined the Company in February 2025 as President and Chief Operating Officer.
(5)Mr. Madsen was our CEO through August 2025. A portion of the amount included under “All Other Compensation” represent a pro-rata portion of a $50,000 board retainer, as Mr. Madsen became a non-employee paid Board member on September 1, 2025, following his resignation as our CEO.
(6)Mr. West retired on July 1, 2025. In September 2024, in connection with Mr. West’s planned retirement, the Company and Mr. West entered into a Transition Services and Separation Agreement (the “TSSA”) providing for Mr. West’s (i) continued role as Chief Operating Officer until February

24, 2025 (the “Transition Date”), and (ii) service as Chief of Staff to the Company’s Chief Executive Officer from the Transition Date through June 30, 2025. Through his retirement date, Mr. West (i) continued to receive an annualized base salary of $376,362, (ii) remained eligible to participate in the Company’s annual cash incentive bonus program for 2025, with any earned bonus to be pro-rated through June 30, 2025, (iii) continued to participate in the Company’s employee benefit plans, and (iv) continued to vest in all outstanding Company equity awards through June 30, 2025 in accordance with the terms thereof. The TSSA also provided for a $100,000 cash retention bonus, payable subject to Mr. West’s continued employment in good standing with the Company through June 30, 2025. The retention bonus and other compensation would also have become payable if Mr. West’s employment had been terminated by the Company without cause or by Mr. West for good reason prior to June 30, 2025.

Grants of Plan-Based Awards Table
The following table summarizes information regarding grants of plan-based awards for the NEOs during the fiscal year ended December 30, 2025.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Exercise of Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards(3)
Name	Grant Date	Award Description	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joseph Christina	n/a	Bonus	$—	$550,000	$1,100,000
	3/10/2025(4)	RSUs							20,000		$388,700
	8/31/2025(4)	RSUs							31,250		$177,500
Mike Hynes	n/a	Bonus	$—	$281,438	$562,876
	5/15/2025	RSUs							8,000		$55,168
	5/15/2025	Stock Price PSUs				6,000	12,000	18,000			$44,160
Corey Kline	n/a	Bonus	$—	$150,286	$300,572
	5/15/2025	RSUs							3,000		$20,688
	5/15/2025	Stock Price PSUs				2,250	4,500	6,750			$16,560
Kathy Lockhart	n/a	Bonus	$—	$150,200	$300,400
	5/15/2025	RSUs							3,000		$20,688
	5/15/2025	Stock Price PSUs				2,250	4,500	6,750			$16,560
Drew Madsen(5)	n/a	Bonus	$—	$800,000	$1,600,000
	5/15/2025	RSUs							20,813		$143,523
	5/15/2025	Stock Price PSUs				20,844	41,688	62,531			$153,410
______________________________
(1)These amounts reflect the threshold, target and maximum amount of annual cash bonus that each of our NEOs could be paid. Our annual cash bonus program is designed to reward annual accomplishments against pre-established corporate and individual financial and strategic goals. The related performance measures required for payment are described above in the section titled “Compensation Discussion and Analysis–Performance-Based Annual Cash Bonus”.
(2)These amounts reflect the threshold, target and maximum number of shares issuable under Stock Price PSUs. The related performance measures required for vesting are described above in the section titled “Compensation Discussion and Analysis–Ongoing Long-Term Equity Incentives” and in footnote (1) to the 2025 Summary Compensation Table.
(3)Amounts represent the aggregate grant date fair value of PSUs and RSUs calculated in accordance with ASC 718. A further description of the methodologies and assumptions we use to value PSUs and RSUs is described in Note 9, Stock-Based Compensation, to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 30, 2025.
(4)Mr. Christina received RSU grants in connection with his hiring in March 2025 and promotion to CEO in August 2025 and, as a result, did not receive the annual LTI grants made to the other NEOs.
(5)Mr. Madsen resigned as CEO on August 31, 2025. Equity awards made to Mr. Madsen were forfeited in connection with his resignation on August 31, 2025.

Outstanding Equity Awards at Fiscal-Year End Table
The following table sets forth information concerning stock options that are vested and exercisable, and stock options, RSUs and PSUs that have not vested, for each of our NEOs outstanding as of December 30, 2025.

		Option Awards				Stock Awards			Equity Incentive Plan Awards
Name	Grant Date	Number of securities underlying unexercised options (#) exercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of Shares or Units of Stock that have not vested (#)		Market Value of Shares or Units of Stock that have not vested ($)	Number of Shares or Units of Stock that have not vested (#)		Market Value of Shares or Units of Stock that have not vested ($)
Joseph Christina	3/10/2025					20,000	(1)	$110,784
	8/31/2025					31,250	(2)	$173,100
Mike Hynes	7/24/2023					4,464	(3)	$24,728
	5/15/2024					4,505	(4)	$24,951	9,009	(5)	$49,903
	5/15/2025					8,000	(6)	$44,314	8,000	(7)	$66,470
Corey Kline	8/18/2016	750	—	$54.72	08/18/2026
	6/29/2018	252	—	$98.40	06/28/2028
	6/28/2019	410	—	$63.04	06/28/2029
	3/14/2022					253	(8)	$1,403
	3/14/2023					614	(9)	$3,400	1,796	(10)	$9,913
	5/15/2024					1,408	(4)	$7,797	2,815	(5)	$15,594
	5/15/2025					3,000	(6)	$16,618	4,500	(7)	$24,926
Kathy Lockhart	1/16/2018	938	—	$46.40	01/16/2028
	6/29/2018	324	—	$98.40	06/29/2028
	6/28/2019	527	—	$63.04	06/28/2029
	3/14/2022					253	(8)	$1,403
	3/14/2023					614	(9)	$3,400	1,796	(10)	$9,913
	5/15/2024					1,408	(4)	$7,797	2,815	(5)	$15,594
	5/15/2025					3,000	(6)	$16,618	4,500	(7)	$24,926
Drew Madsen	3/6/2024					16,600	(11)	$91,952
______________________________
(1)Represents RSUs scheduled to vest in four equal installments on February 24, on each 2026, 2027, 2028 and 2029.
(2)Represents RSUs scheduled to vest in four equal installments on August 31, on each of 2026, 2027, 2028 and 2029.
(3)Represents RSUs scheduled to vest in two equal installments on July 24, on each 2026 and 2027.
(4)Represents RSUs scheduled to vest in three equal installments on May 15, on each 2026, 2027 and 2028.
(5)Represents Stock Price PSUs which are scheduled to vest on May 15, 2027, subject to the Company’s stock price being equal to or above $36.00 per share based on either a) the closing price on the trading day immediately preceding May 15, 2027 or b) the volume-weighted average stock price for the 45 consecutive trading days ending immediately prior to May 15, 2027.
(6)Represents RSUs scheduled to vest in four equal installments on May 15, on each of 2026, 2027, 2028 and 2029.
(7)Represents Stock Price PSUs which are scheduled to vest on May 15, 2028, subject to the Company’s stock price being equal to or above $28.00 per share based on either a) the closing price on the trading day immediately preceding May 15, 2028 or b) the volume-weighted average stock price for the 45 consecutive trading days ending immediately prior to May 15, 2028.
(8)Represents RSUs scheduled to vest on March 14, 2026.
(9)Represents RSUs scheduled to vest in two equal installments on March 14, on each of 2026 and 2027.
(10)Represents Relative TSR PSUs that vest upon achievement of certain performance conditions, assuming achievement at the target performance achievement level. The performance period for these TSR PSUs ends on March 14, 2026 and they are not expected to meet the performance requirements and vest.
(11)Represents RSUs scheduled to vest in two equal installments on March 6, on each of 2026 and 2027. Pursuant to the Madsen Transition Agreement, these RSUs continue to vest in accordance with the existing terms of the award so long as Mr. Madsen continues to serve as a member of the Board.

Option Exercises and Stock Vested Table
The following table sets forth information regarding option exercises and stock vesting for the NEOs for the fiscal year ended December 30, 2025:

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Mike Hynes	3,734	$27,335
Corey Kline	1,160	$9,370
Kathy Lockhart	1,160	$9,370
Brad West	554	$34,112
______________________________
(1)Based on the closing stock price of our common stock on the applicable date of vesting.
Non-qualified Deferred Compensation
On May 16, 2013, the Company adopted The Executive Non-Qualified “Excess” Plan (the “Excess Plan”). The Excess Plan provides supplementary benefits to the eligible participants whose benefits under the Company’s 401(k) Plan are limited because of the restriction on annual contributions that may be made to a qualified defined contribution plan and/or the limitation on compensation that may be taken into account in calculating contributions to such a plan. Our NEOs did not earn any non-qualified deferred compensation benefits from us during 2025 or 2024 under the Excess Plan or otherwise.

The following table provides information for participating NEOs in the Excess Plan for the year ended December 30, 2025:

	2025
Name	Beginning Balance	Individual Contributions(1)	Company Contributions	Aggregate Earnings	Aggregate Withdrawals/Distributions	Aggregate Balance at December 31, 2025(2)
Brad West	$178,921	$31,412	$—	$34,077	$—	$244,410
Corey Kline	$18,420	$10,460	$—	$5,667	$—	$34,547
Kathy Lockhart	$34,474	$—	$—	$5,445	$—	$39,919
_______________________
(1)    These contributions were made pursuant to the Excess Plan. These amounts are included in the “Salary” column of the Summary Compensation Table.
(2)    $122,098 of this balance was included in the Summary Compensation Table for the applicable NEO.
Potential Payments Upon Termination or Change in Control
Employment and Severance Agreements
Our NEOs are entitled to receive payments or other benefits upon termination of employment or a change in control, pursuant to employment agreements, certain equity awards granted under the 2010 Stock Incentive Plan, the 2023 Stock Incentive Plan and the 2024 Inducement Plan and the Retention Bonuses as described below.

Joseph Christina

In connection with his appointment as President and Chief Operating Officer, the Company entered into an employment agreement with Mr. Christina, dated February 12, 2025 (the “Original Christina Employment Agreement”). Mr. Christina was entitled to receive an annual base salary of $450,000 and an annual bonus opportunity in an amount targeted at 75% of his base salary (pro-rated for 2025), subject to the achievement of performance conditions that will be established by the Board and/or the Compensation Committee in their discretion. In addition, on February 24th, 2025, Mr. Christina received an initial equity grant of 160,000 RSUs under the Company's 2024 Inducement Plan, which will vest in four annual ratable installments. Mr. Christina was further eligible to receive equity grants during the term of the Original Christina Employment Agreement as determined by the Compensation Committee and entitled to the standard benefits available to the Company’s executives generally, including health insurance, life and disability coverage and the option to participate in the Company’s 401(k) Savings Plan.

In connection with his appointment as President and Chief Executive Officer in August 2025, the Company entered into the Christina Employment Agreement. Mr. Christina is entitled to receive an annual base salary of $550,000 and is eligible to receive an annual bonus in an amount targeted at 100% of this base salary (pro-rated for his February 2025 original hire date with the Company), subject to the achievement of performance conditions that will be established by the Board or the Compensation Committee in their discretion. In addition, on August 31, 2025, Mr. Christina received an initial equity grant of 250,000 RSUs under the 2023 Stock Incentive Plan, which will vest in four annual ratable installments and are also subject to accelerated vesting or pro rata vesting upon certain conditions. Mr. Christina is further eligible to receive equity grants during the term of the Christina Employment Agreement as determined by the Compensation Committee and entitled to the standard benefits available to the Company’s executives generally, including health insurance, life and disability coverage, and the option to participate in the Company’s 401(k) Savings Plan. Mr. Christina is also subject to confidentiality, cooperation, return of business records and equipment, and non-disparagement covenants.

If Mr. Christina’s employment is terminated by the Company without cause, or he voluntarily terminates employment for “good reason” (as such term is defined in the Christina Agreement), Mr. Christina will be entitled to receive (i) 12 months of base salary following the date of termination, paid in regular payroll installments over such 12-month period, except that if the termination occurs during a CIC Protection Period (as such term is defined in the Christina Agreement), Mr. Christina will be entitled to receive 12 months of base salary following the date of termination, payable in a lump sum within five days after signing a release of claims in favor of the Company; (ii) a pro rata portion of his annual bonus for the year in which the date of termination occurs, based on year-to-date performance and payable when other senior executives receive their bonuses for such year, except that if the termination occurs during a CIC Protection Period, Mr. Christina will be entitled to receive a pro rata portion of his target bonus, payable within five days after signing a release of claims in favor of the Company; and (iii) a cash payment equal to the COBRA premium for Mr. Christina’s elected coverage as of the date of termination for a period of 12 months, payable in a lump sum. Mr. Christina’s entitlement to the severance payments and benefits described above is subject to his execution of a release of claims in favor of the Company and compliance with certain covenants. The Christina Agreement prohibits Mr. Christina from competing with us during the course of his employment and for 12 months following termination of employment.

In the event of Mr. Christina’s death or disability, Mr. Christina (or his estate or other designated beneficiary) will be entitled to receive the base salary and other benefits accrued through the date of death or disability, together with a pro rata portion of the Mr. Christina’s bonus equal to the bonus determined for the year in which such event occurs based on actual performance, prorated for the portion of the year prior to the date of death or disability.

Mike Hynes

In June 2023, the Company entered into an employment agreement with Mr. Hynes (the “Hynes Agreement”). Pursuant to the Hynes Agreement, Mr. Hynes is entitled to receive an annual base salary and is eligible to receive an annual bonus in a specified target amount, subject to the achievement of certain performance goals that will be established by our Board of Directors or Compensation Committee. Mr. Hynes is eligible to receive equity grants during the term of the Hynes Agreement as determined by the Compensation Committee and is also eligible for group insurance, retirement and vacation benefits that are available to other executive team members.

If Mr. Hynes’ employment is terminated by the Company without cause, or he voluntarily terminates employment for “good reason” (as such term is defined in the Hynes Agreement), he will be entitled to receive (i) 12 months of base salary following the date of termination, paid in regular payroll installments over such 12-month period, except that if the termination occurs during a CIC Protection Period (as such term is defined in the Hynes Agreement), Mr. Hynes will be entitled to receive 12 months of base salary following the date of termination, payable in a lump sum within five days after signing a release of claims in favor of the Company; (ii) a pro rata portion of his annual bonus for the year in which the date of termination occurs, based on year-to-date performance and payable when other senior executives receive their bonuses for such year, except that if the termination occurs during a CIC Protection Period, Mr. Hynes will be entitled to receive a pro rata portion of his target bonus, payable within five days after signing a release of claims in favor of the Company; and (iii) a cash payment equal to the COBRA premium for Mr. Hynes elected coverage as of the date of termination for a period of 12 months, payable in a lump sum. Mr. Hynes’ entitlement to the severance payments and benefits described above is subject to his execution of a release of claims in favor of the Company and compliance with certain covenants. The Hynes Agreement prohibits Mr. Hynes from competing with us during the course of his employment and for six months following termination of employment.

In the event of Mr. Hynes’ death or disability, Mr. Hynes (or his estate or other designated beneficiary) will be entitled to receive the base salary and other benefits accrued through the date of death or disability, together with a pro rata portion of the Mr.

Hynes’ bonus equal to the bonus determined for the year in which such event occurs based on actual performance, prorated for the portion of the year prior to the date of death or disability.

Additional NEO Employment Agreements

In July 2021, we entered into an employment agreement with Mr. Kline, and, in August 2021, the Company entered into an employment agreement with Ms. Lockhart (each, an “Additional Executive”). Pursuant to each of the agreements, each Additional Executive is entitled to receive an annual base salary and is eligible to receive an annual bonus in a specified target amount, subject to the achievement of certain performance goals that will be established by our Board of Directors or Compensation Committee. Each Additional Executive is eligible to receive equity grants during the term of the Executive Agreement as determined by the Compensation Committee and is also eligible for group insurance, retirement and vacation benefits that are available to other executive team members.

If the Additional Executive’s employment is terminated by the Company without cause, or he or she voluntarily terminates employment for “good reason” (as each such term is defined in the agreements), the Additional Executive will be entitled to receive (i) nine months of base salary following the date of termination, paid in regular payroll installments over such nine-month period, except that if the termination occurs during a CIC Protection Period (as each such term is defined in the agreements), the Additional Executive will be entitled to receive nine months of base salary following the date of termination, payable in a lump sum within five days after signing a release of claims in favor of the Company; (ii) a pro rata portion of his or her annual bonus for the year in which the date of termination occurs, based on year-to-date performance and payable when other senior executives receive their bonuses for such year, except that if the termination occurs during a CIC Protection Period, the Additional Executive will be entitled to receive a pro rata portion of his or her target bonus, payable within five days after signing a release of claims in favor of the Company; and (iii) a cash payment equal to the COBRA premium for the Additional Executive’s elected coverage as of the date of termination for a period of nine months, payable in a lump sum. Each Additional Executive’s entitlement to the severance payments and benefits described above is subject to his or her execution of a release of claims in favor of the Company and compliance with certain covenants. The agreements prohibit each Additional Executive from competing with us during the course of his or her employment and for six months following termination of employment.

Under the employment agreements with the Additional Executives, in the event of the executive officer’s death or disability, the executive officer (or his or her estate or other designated beneficiary) will be entitled to receive the base salary and other benefits accrued through the date of death or disability, together with a pro rata portion of the executive officer’s bonus equal to the bonus determined for the year in which such event occurs based on actual performance, prorated for the portion of the year prior to the date of death or disability.

2025 Retention Bonus Agreements

On September 3, 2025, the Company announced that its Board of Directors had initiated a review of strategic alternatives in order to explore ways to maximize stockholder value. On November 19, 2025, as an incentive for continued service to the Company and support of its continued review of strategic alternatives, the Board of Directors, upon the recommendation of the Compensation Committee, approved the entry into the Retention Bonus Agreements with the Company’s executive officers, payable only upon a Change in Control, not including any refinancing of the Company’s debt or any other capital raising transaction that does not result in a Change in Control, all of which are being considered as part of the process of evaluating strategic alternatives. Any Retention Bonus would be payable only upon completion of a Change in Control and if the executive either (i) remains employed by the Company for 90 days after the closing of a Change in Control transaction or (ii) is terminated without cause within 30 days prior to or 90 days after such closing. The right to any Retention Bonus will expire on December 31, 2026 if a Change in Control has not occurred on or prior to such date.

For purposes of the Retention Bonus, a “Change in Control” means: (i) during any 12-month period, the members of the Board (the “Incumbent Directors”) cease to constitute a majority of the Board, provided that any Director elected or nominated by a majority of then Incumbent Directors will be considered an Incumbent Director, other than through an actual or threatened election or proxy contest; (ii) the acquisition or ownership by any individual, entity or group of beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act) of 50% or more of the combined voting power of the Company’s then outstanding voting securities (other than an additional acquisition of the Company’s Class A Common Stock) by any person that owns more than 10% of the Class A Common Stock as of the date of the agreement); (iii) the merger, consolidation or other similar transaction of the Company, as a result of which the stockholders immediately prior thereto do not, immediately thereafter, beneficially own more than 50% of the combined voting power of the voting securities of the merged, consolidated or other surviving company; or (iv) the sale of all or substantially all of the assets of the Company to a party who is not immediately prior to such sale, an affiliate of the Company. A “Change in Control does not include any refinancing of the Company’s debt or any other capital raising transaction that does not result in a Change-in-Control.

The Retention Bonus amounts payable if the Change in Control occurs and other conditions to payment are met are as follows: (1) Mr. Christina: an amount equal to 100% of his base salary; (2) Mr. Hynes: an amount equal to 75% of his base salary; (3) Mr. Kline: an amount equal to 50% of his base salary; and (4) Ms. Lockhart an amount equal to 50% of her base salary. The Retention Bonus amounts are based on the executive officer’s base salary that was in effect at the time the Retention Bonus Agreement was entered into.

Payments Pursuant to Amended and Restated 2010 Stock Incentive Plan and 2023 Stock Incentive Plan (collectively the “Incentive Plans”)

Options

Pursuant to the Incentive Plans, exercisable portions of options granted to our executive officers expire on the earliest of (i) the tenth anniversary of the grant date (the “Effective Date”), (ii) the ninetieth (90th) day after the termination date if the participant’s employment terminates for any reason other than death, disability or for cause, (iii) one year after the termination date if the participant’s employment terminates due to death or disability, or (iv) the termination date if the participant’s employment is terminated for cause.

Options granted to NEOs generally vest in 25% increments on each of the first through fourth anniversary of the grant date (each such annual period a “Vesting Period”) so long as the participant remains continuously employed by us. Upon receipt of a release of claims acceptable to the Company within forty-five days following the participant’s termination date if the participant’s termination of employment was pursuant to an employment agreement provision permitting termination by the executive for good reason or the termination was by the Company without cause (“Qualifying Termination”) or due to the participant’s death or disability, a pro rata portion of the next vesting installment (based on time worked relative to the twelve months in that Vesting Period) will also vest and become exercisable. If the participant experiences a termination of employment due to a Qualifying Termination within twelve months following a change in control, the unexercisable portion of the option that has not previously expired becomes exercisable upon such event. In addition, the Compensation Committee may, at any time in its sole discretion, accelerate the vesting and exercisability of all or any portion of any option.

RSUs

RSUs granted to NEOs generally vest in 25% increments on four annual “Vesting Periods” so long as the participant remains continuously employed by us. Upon receipt of a release of claims acceptable to the Company within forty-five days following the participant's termination date if the participant's termination of employment was due to a Qualifying Termination or due to the participant's death or disability, a pro rata portion of the next vesting installment (based on time worked relative to the twelve months in that Vesting Period) will also vest. If the participant experiences a termination of employment due to a Qualifying Termination within twelve months following a change in control, the portion of the RSUs that has not previously expired pursuant to the Agreement will vest upon such event. In addition, the Compensation Committee may, at any time in its sole discretion, accelerate the vesting of all or any portion of any RSUs.

PSUs

PSUs granted to NEOs generally vest over three years, subject to the participant remaining continuously employed by us. The PSUs are treated as follows for certain types of terminations of employment prior to the vesting date:
Death/Disability
If the participant’s termination of employment is due to death or disability prior to the vesting date, any PSUs that are earned are paid to the participant (his or her estate or other designated beneficiary) following the end of the performance period.
Change in Control
In the event a change in control occurs before the end of the performance period, unless otherwise determined by the Compensation Committee in its discretion, the PSUs are converted into time-vesting restricted stock units or such other rights as determined by the Compensation Committee (collectively, “RSUs”) as follows. For the Relative TSR and Stock Price PSUs, the number of RSUs shall equal the Relative TSR and Stock Price PSUs that would have been earned as if the Performance

Period ended on the date of the Change in Control. Any such RSUs shall be eligible to vest on the vesting date subject to the participant remaining continuously employed by us through that date; provided, however, that if the participant’s termination of employment is by us without cause within twelve months following the change in control, the RSUs vest upon such termination.
If the PSUs (or, as applicable, RSUs) are not continued, assumed or substituted for in a change in control, the PSUs are earned to the extent determined by the Compensation Committee, such earned PSUs vest upon the change in control, and the participant receives with respect to such PSUs either (i) the consideration (whether stock, cash, or other securities or property) received in the change in control by holders of shares for each share held on the effective date of the change in control, (ii) common stock of the successor to the Company with a value based on price per share in the change in control, or (iii) cash based on the price in the change in control, as determined by the Compensation Committee in its discretion.
The amounts that could be payable in the future in the event of termination of employment are shown in the following table, based on the assumptions stated:

	Employment and Severance Agreement Payout (1)
Officer(2)	Termination Without Cause or Voluntary Termination for Good Reason	Change of Control - Termination Without Cause or Voluntary Termination for Good Reason	Death or Disability
Joseph Christina
Cash Severance	$550,000	$550,000	$—
Bonus	$550,000	$550,000	$550,000
Retention Bonus	$—	$550,000	$—
COBRA	$16,720	$16,720	$—
Equity Grants	$36,736	$283,925	$36,736
Mike Hynes
Cash Severance	$386,507	$386,507	$—
Bonus	$289,880	$289,880	$289,880
Retention Bonus	$—	$289,880	$—
COBRA	$25,888	$25,888	$—
Equity Grants	$269,888	$331,715	$269,888
Corey Kline
Cash Severance	$225,429	$225,429	$—
Bonus	$150,286	$150,286	$150,286
Retention Bonus	$—	$150,286	$—
COBRA	$19,416	$19,416	$—
Equity Grants	$163,896	$183,622	$163,896
Kathy Lockhart
Cash Severance	$225,300	$225,300	$—
Bonus	$150,286	$150,200	$150,286
Retention Bonus	$—	$150,200	$—
COBRA	$12,540	$12,540	$—
Equity Grants	$163,896	$183,622	$163,896
____________________________
(1)Amounts based on the assumptions that the separation event occurred on the final day of fiscal year 2025.
(2)Drew Madsen terminated employment with the company in August 2025 and Brad West retired from the company in July 2025 and neither received any severance payments or benefits in connection with their departures. As a result, they are not listed in the table.
Pay vs. Performance

In accordance with the SEC’s disclosure requirements pursuant to Item 402(v) of Regulation S-K promulgated under the Exchange Act, regarding Pay Versus Performance (PVP), provided below is the Company’s PVP disclosures as required As required by Item 402(v) for Smaller Reporting Companies, we have included a table that compares the total compensation of our principal executive officer (“PEO”) and average other named executive officers (“Non-PEO NEOs”), as presented in the Summary Compensation Table (“SCT”), to Compensation Actually Paid (“CAP”). The table and disclosure below also compares CAP to our indexed TSR and GAAP Net Income.

This disclosure has been prepared in accordance with Item 402(v) and does not necessarily reflect value actually realized by the executives or how our Compensation Committee evaluates compensation decisions in light of Company or individual performance. In particular, our Compensation Committee has not used CAP as a basis for making compensation decisions, nor does it use GAAP Net Income for purposes of determining incentive compensation. Please refer to our Compensation Discussion and Analysis on pages 17 to 27 for a discussion of our executive compensation program objectives and the ways in which we align executive compensation pay with performance.

Fiscal Year (1)	Summary Compensation Table Total for First PEO (2)	Compensation Actually Paid to First PEO (3)	Summary Compensation Table Total for Second PEO (4)	Compensation Actually Paid to Second PEO (5)	Summary Compensation Table Total for Third PEO (6)	Compensation Actually Paid to Third PEO (7)	Average Summary Compensation Table Total for Non-PEO NEOs (6)	Average Compensation Actually Paid to Non-PEO NEOs (7)	Total Shareholder Return	Net Income (Loss) (dollars in millions)
2025	$868,985	$615,648	$889,720	$790,480	$—	$—	$376,526	$371,936	$12.86	$(42.6)
2024	$2,439,636	$1,104,789	$—	$—	$—	$—	$550,430	$234,721	$6.38	$(36.2)
2023	$1,924,276	$(580,542)	$—	$—	$474,000	$312,000	$653,310	$185,900	$34.73	$(9.9)
______________________________
(1)The Company is considered a small reporting company (SRC) which requires disclosure of three years of information.
(2)The dollar amounts reported in this column are the amounts reported for Mr. Madsen for each of the corresponding years in the “Total” column in our Summary Compensation Table above. Mr. Madsen was our CEO until August 2025.
(3)The dollar amounts reported in this column represent the CAP to Mr. Madsen as computed in accordance with Item 402(v) of Regulation S-K and do not reflect the total compensation actually realized or received by Mr. Madsen. In accordance with these rules, these amounts reflect the “Total” as set0 forth in the Summary Compensation Table for each year, adjusted as shown below.

Compensation Actually Paid to First PEO	2025
Summary Compensation Table Total	$868,985
Less, value of “Stock Awards” reported in the SCT	(296,933)
Plus, change in fair value of outstanding and unvested equity awards granted in prior fiscal years	16,892
Plus, change in fair value as of the vesting date of equity awards granted in prior fiscal years that vested in the fiscal year	44,236
Minus, fair value as of the prior fiscal year end of equity awards granted in prior fiscal years that failed to meet vesting conditions in the fiscal year	(17,532)
Compensation Actually Paid to Mr. Madsen	$615,648
(4)The dollar amounts reported in this column are the amounts reported for Mr. Christina for each of the corresponding years in the “Total” column in our Summary Compensation Table above. Mr. Christina became our CEO in August 2025.
(5)The dollar amounts reported in this column represent the CAP to Mr. Christina, as computed in accordance with Item 402(v) of Regulation S-K and do not reflect the total compensation actually realized or received by Mr. Christina. In accordance with these rules, these amounts reflect the “Total” as set forth in the Summary Compensation Table for each year, adjusted as shown below:

Compensation Actually Paid to Second PEO	2025
Summary Compensation Table Total	$889,720
Less, value of “Stock Awards” reported in the SCT	(388,700)
Plus, fair value at fiscal Year End of Outstanding and Unvested Equity Awards Granted in the Fiscal Year	289,460
Compensation Actually Paid to Mr. Christina	$790,480
(6)The dollar amounts reported in this column are the amounts reported for Mr. Boennighausen, our former CEO. Mr. Boennighausen was our CEO until November 2023.
(7)The dollar amounts reported in this column represent the average of the amounts reported for our NEO’s (excluding Mr. Madsen and Mr. Christina) in the “Total;” column of the Summary Compensation Table in each applicable year. The names of each of the NEO’s included for these purposes are as follows: for 2023 Messrs. Hynes, Lukach and West and Mses. Pool and Heidman and for 2024 Messrs Kline and West and Mses. Heidman and Lockhart and for 2025 Messrs. Hynes, Kline and West and Mses. Lockhart..
(8)The dollar amounts reported in this column represent the average CAP for the applicable NEOs as a group, as computed in accordance with Item 402(v) of Regulation S-K. In accordance with these rules, these amounts reflect the “Total” as set forth in the Summary Compensation Table for each year, adjusted as shown below.

Average Compensation Actually Paid to Non-PEO NEOs	2025
Average Summary Compensation Table Total	$376,526
Less, value of “Stock Awards” reported in the SCT	(43,456)
Plus, fair value at fiscal year end of outstanding and unvested equity awards granted in the fiscal year	34,041
Plus, change in fair value of outstanding and unvested equity awards granted in prior fiscal years	5,597
Plus, change in fair value as of the vesting date of equity awards granted in prior fiscal years that vested in the fiscal year	7,901
Minus, fair value as of the prior fiscal year end of equity awards granted in prior fiscal years that failed to meet vesting conditions in the fiscal year	(8,673)
Average Compensation Actually Paid to Non-PEO NEOs	$371,936
Relationship Between Compensation Paid and Performance Measures

Because a significant portion of our NEOs’ total compensation is in the form of equity, CAP values for our PEO and on average for our other NEOs are strongly aligned with our Total Shareholder Return. In all fiscal years, a decline in our TSR is reflected. Although GAAP Net Income is not a metric in our incentive plans, CAP was aligned with GAAP Net Income.

See “Compensation Discussion and Analysis” above for additional information regarding our fiscal 2025 NEO compensation.
CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing information about the ratio of the annual total compensation of our current CEO, Joseph Christina, to the total annual compensation of our median team member.

The 2025 “annual total compensation” of the median compensated of all our “team members” (as those terms are defined under SEC rules) who were employed as of December 23, 2025, other than and our current CEO, Mr. Christina, was 15,650; Mr. Christina’s 2025 annual total compensation was $889,720. The ratio of $889,720 to $15,650 is 57-to-1. The Company chose to use the compensation paid to Mr. Christina, as he had been employed for almost a full year and is our current CEO. The compensation that was used for the calculation is equal to the amounts shown in the Executive Compensation table on page 29.

For purposes of identifying the median compensated team member, we used total cash compensation paid in 2025, as reported to the Internal Revenue Service on Form W-2, of our team member population as of December 23, 2025 (including part-time team members), excluding our CEO. The Company elected to use December 23, 2025 to determine the team member population since it is the last day of the last pay period of 2025. We annualized compensation for team members who did not work for the entire year. We believe the use of total cash compensation for all team members is a consistently applied compensation measure because we do not widely distribute equity awards to team members. Less than 1.6% of our total team member population of 6,527 individuals as of December 23, 2025 received equity awards in 2025. Based on total cash compensation, our median team member was identified as a restaurant team member who was paid on an hourly basis and worked approximately 22 hours per week (or 1,120 hours per year) in 2025. After identifying the median team member, we calculated that team member’s annual total compensation using the same methodology (and including all the same compensation elements) that we used to calculate our named executive officers compensation listed in the 2025 Summary Compensation Table set forth above in this proxy statement.

We believe this CEO pay ratio disclosed above is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. Because the SEC rules for identifying the median compensated team member and calculating the pay ratio based on that team member’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

DIRECTOR COMPENSATION

Our philosophy is to pay non-employee directors competitively and fairly for the work performed. The Compensation Committee annually reviews our director compensation with the assistance of its independent consultant, FW Cook, who regularly conducts a competitive analysis of our non-employee director pay levels and program design versus the same peer group used in comparisons of executive compensation (see “Compensation Discussion & Analysis — Peer Group Benchmarking”). The design of our non-employee director compensation program reflects recognized best practices and incorporates the following provisions: retainer-only cash compensation with no fees for attending meetings, which is an expected part of board service; significant portion of total compensation in full-value equity awards, for alignment with stockholder interests, with annual grants made based on a fixed-value formula with immediate vesting, to avoid entrenchment; additional retainers for the non-executive Chairman of the Board, Committee Chairs and committee memberships to recognize additional responsibilities and time commitment; and meaningful share ownership requirements.

Under our non-employee director compensation plan, each non-employee director covered by the plan receives an annual cash retainer for board service, an annual cash retainer for committee service and an annual cash retainer for serving as chair of a committee. For 2025, the Board fixed the retainer for board service at $50,000 per year, ($100,000 in the case of the Chairman of the Board), and it fixed the annual retainers for committee service and committee chairs as follows:

Committee	Annual Retainer for Committee Service	Additional Annual Retainer for Committee Chair
Audit Committee	$15,000	$10,000
Compensation Committee	$10,000	$10,000
Nominating & Governance Committee	$10,000	$10,000
Aligned with the granting methodology for our other NEOs to manage share usage, the Compensation Committee determined the number of RSUs to grant to each non-employee director by dividing the intended RSU grant value of $90,000 ($135,000 in the case of the Chairman of the Board) by a notional stock price of $20.00 ($2.50 pre-split), which was higher than the $6.88 ($0.86 pre-split) closing stock price on the May 15, 2025 date of grant. Using a higher notional stock price resulted in grant-date fair value of RSU differing from intended targets, as noted in the table below The RSUs are fully vested upon grant.

Directors who are also officers, such as Mr. Christina, do not and will not receive any compensation for their services as directors. In addition, fees and stock awards otherwise payable to Mr. Lynch were transferred directly to Mill Road Capital, at Mr. Lynch’s request. Ms. Peakes retains any stock awards, while fees are paid directly to Hoak.
Directors have been and will continue to be reimbursed for travel, food, lodging and other expenses directly related to their activities as directors. Directors are also entitled to the protection provided by their indemnification agreements and the indemnification provisions in our certificate of incorporation and bylaws, as well as the protection provided by director and officer liability insurance provided by us. In addition, Mr. Lynch may be entitled to certain protections under insurance policies maintained from time to time by Mill Road Capital.
Our Board has adopted stock ownership requirements that restrict sales of our stock by our non-employee directors if those sales would cause the value of such individual’s stock holdings to fall below a certain threshold; the Company’s stock ownership guidelines for our non-employee directors is five times the annual cash retainer.

The following table sets forth information concerning the compensation of our independent directors for the fiscal year ended December 30, 2025.

Director Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (1)	Total ($)
Mary Egan	$80,000	(2)	$31,032	$111,032
Robert Hartnett	85,000	(3)	31,032	116,032
Jeff Jones	135,000	(4)	46,548	181,548
Thomas Lynch	70,000	(5)	31,032	101,032
Drew Madsen	16,620	(6)	—	16,620
Britain Peakes	62,500	(7)	31,032	93,532
Elisa Schreiber	70,000	(8)	31,032	101,032
Shawn Taylor	75,000	(9)	31,032	106,032
____________________________
(1)The annual retainer grant in 2025 had a grant date fair value (computed in accordance with FASB ASC Topic 718) of $6.88 ($0.86 pre-split) per share.
(2)This amount includes $10,000 each for serving on the Compensation Committee and Nominating and Corporate Governance Committee and serving as the Chairperson of the Nominating and Corporate Governance Committee.
(3)This amount includes $15,000 for serving on the Audit Committee, $10,000 each for serving on the Compensation Committee and serving as the Chairperson of the Compensation Committee.
(4)This amount includes fees for serving as the Chairman of the Board. Additionally, the amount includes $15,000 for serving on the Audit Committee and $10,000 each for serving as Chairman of the Audit Committee and serving on the Compensation Committee.
(5)This amount includes $10,000 each for serving on the Compensation Committee and serving on the Nominating and Corporate Governance Committee.
(6)This amount includes a pro-rata portion of a $50,000 board retainer, as Mr. Madsen resigned as the company's CEO and became a paid board member on September 1, 2025.
(7)This amount includes $15,000 for serving on the Audit Committee, as well as a $2,500 payment for one quarter serving on the Audit Committee in 2024. These amounts were paid to Hoak per the Company's agreement with them.
(8)This amount includes $10,000 each for serving on the Compensation Committee and serving on the Nominating and Corporate Governance Committee.
(9)This amount includes $15,000 for serving on the Audit Committee and $10,000 for serving on the Nominating and Corporate Governance Committee.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes information as of December 30, 2025, about shares of common stock that may be issued under our equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options and warrants (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	365,007	$63.92	425,344
Equity compensation plans not approved by security holders	—	—	—
Total	365,007	$63.92	425,344
______________________________
(1)Includes in column (a) 3,969 shares of Class A common stock issuable upon exercise of options outstanding under the Company’s Stock Incentive Plan and 361,038 gross number of shares of Class A common stock underlying outstanding RSUs. The shares underlying the outstanding RSUs are not included in the calculation of the Weighted-Average Exercise Price in column (b). Includes in column (c) 412,783 shares of Class A common stock available for issuance upon exercise of future grants under the Company’s Stock Incentive Plan and 12,561 shares of Class A common stock available for future issuance under the Company’s Employee Stock Purchase Plan. Material features of the Company’s Stock Incentive Plan and Employee Stock Purchase Plan are set forth in Note 9, Stock-Based Compensation and Note 11, Employee Benefit Plans, to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 30, 2025.

PROPOSAL NO. 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR 2026

The Audit Committee of the Board of Directors has selected Grant Thornton LLP (“Grant Thornton”) to be the Company’s independent registered public accounting firm for the year ending December 29, 2026, and recommends that the stockholders vote for ratification of such appointment. Grant Thornton has been engaged as our independent registered public accounting firm since September 2025. Although ratification is not required by our bylaws or otherwise, the Board and the Audit Committee value the opinions of our stockholders and believe that stockholder ratification of the Audit Committee’s selection is a good corporate governance practice. The Audit Committee has therefore requested the Board of Directors submit the selection of Grant Thornton as the Company’s independent registered public accounting firm for 2026 to stockholders for ratification. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection but may nonetheless continue to retain Grant Thornton. Even if the selection of Grant Thornton is ratified, the Audit Committee may select another auditor if it determines doing so to be in the best interests of the Company and stockholders. We expect representatives of Grant Thornton to be present at the Annual Meeting. They will have the opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.

Change in Independent Registered Public Accounting Firm

On September 12, 2025, the Company disclosed in a Current Report on Form 8-K that the Audit Committee approved the (i) dismissal of Ernst & Young, its independent registered public accounting firm since 2009, effective as of September 8, 2025; and (ii) the appointment of Grant Thornton as its new independent registered public accounting firm effective September 8, 2025. The audit reports of Ernst & Young on the Company’s consolidated financial statements as of and for the years ended December 31, 2024 and January 2, 2024 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2024 and January 2, 2024, and the subsequent interim period through September 8, 2025, there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K) and the related instructions between the Company and Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Ernst & Young’s satisfaction, would have caused Ernst & Young to make reference thereto in its reports on the consolidated financial statements for such years.

During the fiscal years ended December 31, 2024 and January 2, 2024, and the subsequent interim period through September 8, 2025, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K).

Ernst & Young provided to the Company a letter addressed to the Securities and Exchange Commission (“SEC”), pursuant to Item 304(a)(3) of Regulation S-K, stating that Ernst & Young agreed with the above statements, a copy of which was filed as Exhibit 16 to the Company’s Form 8-K filed with the SEC on September 12, 2025.

A representative of Ernst & Young is not expected to be present at the Annual Meeting. If a representative is present, they will have the opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.

Audit and Related Fees

Fees Paid to Ernst & Young
The following table sets forth the aggregate fees for professional services rendered by Ernst & Young for the audit of our financial statements for 2025 and 2024.

	2025	2024
Audit fees (1)	$287,506	$806,000
Audit-related fees (2)	26,000	11,000
Tax fees (3)	—	29,709
All other fees (4)	—	—
Total fees	$313,506	$846,709
_____________________

(1)Audit fees include the aggregate fees billed for each of the last two fiscal years indicated for professional services rendered by Ernst & Young for the audit of our financial statements, audit of internal control over financial reporting, interim reviews, consents and other services related to SEC matters, and related out of pocket expenses, notwithstanding when the services were rendered.
(2)Audit-related fees include the aggregate fees billed for each of the last two fiscal years indicated for assurance and related services rendered by Ernst & Young that are reasonably related to the performance of the audit or review of our financial statements and are not reported under Audit fees.
(3)Tax fees include the aggregate fees billed for each of the last two fiscal years indicated for professional services and products provided by Ernst & Young for tax compliance, tax advice and tax planning.
(4)All other fees include the aggregate fees billed for each of the last two fiscal years indicated for products and services provided by Ernst & Young, other than the services reported as Audit fees, Audit-related fees or Tax fees.
Fees Paid to Grant Thornton
The following table sets forth the aggregate fees for professional services rendered by Grant Thornton for the audit of our financial statements for 2025

	2025	2024
Audit fees (1)	$474,846	$—
Audit-related fees (2)	—	—
Tax fees (3)	—	—
All other fees (4)	9,450	9,450
Total fees	$484,296	$9,450
_____________________
(1)Audit fees include the aggregate fees billed for each of the last two fiscal years indicated for professional services rendered by Grant Thornton for the audit of our financial statements, audit of internal control over financial reporting, interim reviews, consents and other services related to SEC matters, and related out of pocket expenses, notwithstanding when the services were rendered.
(2)Audit-related fees include the aggregate fees billed for each of the last two fiscal years indicated for assurance and related services rendered by Grant Thornton that are reasonably related to the performance of the audit or review of our financial statements and are not reported under Audit fees.
(3)Tax fees include the aggregate fees billed for each of the last two fiscal years indicated for professional services and products provided by Grant Thornton for tax compliance, tax advice and tax planning.
(4)All other fees include the aggregate fees billed for each of the last two fiscal years indicated for products and services provided by Grant Thornton other than the services reported as Audit fees, Audit-related fees or Tax fees.
The Board of Directors adopted a written policy for the pre-approval of certain audit and non-audit services that Grant Thornton provides. The policy balances the need for independence of Grant Thornton while recognizing that in certain situations Granth Thornton may possess both the technical expertise and knowledge of the Company to best advise the Company on issues and matters in addition to accounting and auditing. In general, the Company’s independent registered public accounting firm cannot be engaged to provide any audit or non-audit services unless the engagement is pre-approved by the Audit Committee. Certain services may also be pre-approved by the Chairman of the Audit Committee under the policy. All of the fees identified in the table above were approved in accordance with SEC requirements and pursuant to the policies and procedures described above.

The Board of Directors recommends a vote FOR the ratification of the appointment of GRANT THORNTON LLP for the year ending December 29, 2026.

REPORT OF THE AUDIT COMMITTEE

This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act, or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.
The principal purpose of the Audit Committee is to assist the Board of Directors in its oversight of (i) the integrity of our accounting and financial reporting processes and the audits of our financial statements; (ii) our system of disclosure controls and internal controls over financial reporting; (iii) our compliance with legal and regulatory requirements; (iv) the qualifications and independence of our independent auditor; (v) the performance of our independent auditor; and (vi) the business practices and ethical standards of the Company. The Audit Committee is responsible for the appointment, compensation, retention and oversight of work of the Company’s independent auditor. The Audit Committee’s function is more fully described in its charter.
Our management is responsible for the preparation, presentation and integrity of our financial statements, for the appropriateness of the accounting principles and reporting policies that we use and for establishing and maintaining adequate internal control over financial reporting. Grant Thornton, our independent registered public accounting firm for the year ending December 30, 2025, was responsible for performing an independent audit of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 30, 2025, and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.
The Audit Committee has reviewed and discussed with management our audited financial statements included in our Annual Report on Form 10-K for the year ended December 30, 2025.
The Audit Committee has also reviewed and discussed with Grant Thornton the audited financial statements in the Form 10-K. In addition, the Audit Committee discussed with Grant Thornton those matters required to be discussed under applicable standards of the PCAOB and the SEC. Additionally, Grant Thornton provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding Grant Thornton’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with Grant Thornton its independence from the Company.
Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Form 10-K for filing with the SEC.

THE AUDIT COMMITTEE

Jeff Jones (Chair)
Robert Hartnett
Britain Peakes
Shawn Taylor

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following tables set forth certain information with respect to the beneficial ownership of Class A and Class B of our common stock as of March 18, 2026, unless otherwise indicated in the footnotes below, for:
•each stockholder known by us to be the beneficial owner of more than 5.0% of any class of our outstanding shares of common stock;
•each of our directors and director nominees;
•each of our named executive officers; and
•all of our directors and executive officers as a group.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership in the following tables is based on 5,852,349 shares of common stock outstanding as of March 18, 2026 (all of which were Class A common stock), unless otherwise indicated in the footnotes below. In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed to be outstanding all shares of common stock subject to options or other convertible securities held by that person or entity that are currently exercisable or exercisable within 60 days of March 18, 2026. Under the SEC rules, we did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Noodles & Company, 520 Zang Street, Suite D, Broomfield, CO 80021.

	Shares of Common Stock Beneficially Owned
	Shares	Percent
Name of Beneficial Owner

Stockholders owning more than 5%
Entities affiliated with Mill Road Capital(1)	885,035	15.1%
Nantahala Capital Management, LLC(2)	563,542	9.6%
Hoak Public Equities, LP(3)	545,140	9.3%
Headlands Capital Management, LLC(4)	537,072	9.2%
Galloway Capital Partners, LLC(5)	512,800	8.8%
To our knowledge, except as noted above, no person or entity is the beneficial owner of more than 5% of the voting power of the Company’s stock.

	Shares of Common Stock Beneficially Owned
	Shares	Percent
Name of Beneficial Owner

Named Executive Officers and Directors
Joseph Christina	3,517	*
Mike Hynes	4,521	*
Corey Kline(6)	7,234	*
Kathy Lockhart(7)	6,178	*
Mary Egan	16,555	*
Robert Hartnett	27,511	*
Jeff Jones	30,051	*
Drew Madsen	30,423	*
Britain Peakes(8)	7,639	*
Elisa Schreiber	15,081	*
Shawn Taylor	15,135	*
Thomas Lynch(9)	—	—

All Current Executive Officers and Directors as a Group (11) (10)	163,845	2.8%
    *        Indicates ownership of less than one percent.
__________________________
(1)    Based on the information included in the most recently available Schedule 13D/A filed with the SEC on September 15, 2023 which reflects the securities beneficially owned, or that may be deemed to be beneficially owned by Mill Road Capital III, L.P. (the “Fund III”), Mill Road Capital III GP LLC (the “GP III”), Mill Road Capital II, L.P. (the “Fund II”), Mill Road Capital II GP LLC (the “GP II”) and Mr. Thomas E. Lynch and with respect to Mr. Lynch only, Company records. Each of the Fund III and GP III, the sole general partner of Fund III, have sole voting and dispositive power over 283,268 shares. Each of the Fund II and GP II, the sole general partner of Fund II, have sole voting and dispositive power over 587,394 shares. Based on Company records as of March 19, 2025, Mr. Lynch, who is a management committee director of both GP II and GP III and a director of the Company, has sole voting and dispositive power over 9,873 shares and shared voting and dispositive power over 877,156 shares. Mr. Lynch disclaims beneficial ownership of such securities. The principal business address of each such person is 382 Pemberwick Road, Greenwich, CT 06831.
(2)    Based on the information as of September 30, 2024 included in the most recently available Schedule 13G filed with the SEC on November 14, 2024 by Nantahala Capital Management, LLC (“Nantahala”), Wilmot B. Harkey and Daniel Mack. Nantahala and Messrs. Harkey and Mack each disclosed having shared voting and shared dispositive power over 563,542 shares held by funds and separately managed accounts under Nantahala’s control. Each of Nantahala and Messrs. Harkey and Mack may be deemed to be a beneficial owner of those shares. The principal address of Nantahala and each such person is 130 Main St, 2nd Floor, New Canaan, CT 06840.

(3)    Based on the information as of June 6, 2024 included in the most recently available Schedule 13D/A filed with the SEC on June 10, 2024, which reflects the securities beneficially owned, or that may be deemed to be beneficially owned, by Hoak Public Equities, L.P. (“Hoak Equities”), Hoak Fund Management, L.P. (“Hoak Management”) and Hoak & Co. (“Hoak”) and the other persons described below and, with respect to Britain Peakes only, Company records. Hoak Management and Hoak do not directly hold any shares but may be deemed to beneficially own shares owned by Hoak Equities, and each of James M. Hoak, Jr. and J. Hale Hoak may also be deemed to beneficially own the shares owned by Hoak Equities. Each of Hoak Equities, Hoak Management, Hoak, James M. Hoak Jr. and J. Hale Hoak disclosed having sole voting and sole dispositive power over 3,250,000 shares (the “Hoak Shares”). J. Hale Hoak disclosed having sole voting and dispositive power over 3,650,000 shares which included the Hoak Shares, 200,000 shares held directly by J. Hale Hoak (of which 100,000 shares of Common Stock are held in the name of J. Hale Hoak Child’s Trust), and 200,000 shares held by the Zierk Family 2010 Irrevocable Trust, of which J. Hale Hoak serves as trustee. James M. Hoak Jr. disclosed having sole voting and sole dispositive power over 3,900,000 shares which included the Hoak Shares and 650,000 shares held in the James M. Hoak Jr IRA. Based on Company records as of March 19, 2025, Ms. Peakes has sole voting and dispositive power over 25,113 shares, which included 24,774 shares held directly and 339 shares held in the Britain Peakes Rollover IRA. Ms. Peakes may be also deemed to beneficially own the Hoak Shares, but Ms. Peakes disclaims beneficial ownership of any shares owned by the foregoing persons. The principal address of Hoak and each such person is 3963 Maple Avenue, Suite 450, Dallas, TX 75219.
(4)    Based on the information as of June 28, 2024 included in the most recently available Schedule 13D/A filed with the SEC on July 2, 2024, which reflects the securities beneficially owned, or that may be deemed to be beneficially owned, by Headlands Strategic Opportunities Fund, LP (the “Headlands”), Headlands Capital Management, LLC (“HCM”), David E. Park III and David Gelobter. Headlands, HCM and Messrs. Park and Gelobter each disclosed having sole voting and dispositive power over 4,296,576 shares. HCM, as the general partner of Headlands, Mr. Park, as a Senior Managing Member of HCM and Mr. Gelobter, as a Member of HCM, do not directly hold shares but may be deemed beneficially own such shares. The address of the principal business office of each of Headlands, HCM and Mr. Park is One Embarcadero Center, Suite 1600, San Francisco, CA 94111. The address of the principal business office of Mr. Gelobter is 420 Lexington Ave, Suite 2601, New York, NY 10170.
(5)Based on information as of February 23, 2026 included in the most recently available Schedule 13D filed with the SEC on February 24, 2026 by Galloway Capital Partners, LLC (“Galloway”), Galloway Capital, LP and Bruce Galloway having sole voting and dispositive power over 512,800 shares held by funds and separately managed accounts under Galloway’s control. Each of Galloway and Mr. Galloway may be deemed to be a beneficial owner of those shares. The principal address of Galloway and each such person is 650 NE 2nd Avenue, 3007, Miami, FL 33132.
(6)Includes options to purchase 1,412 shares of our Class A common stock which will be exercisable within 60 days of March 18, 2025.
(7)Includes options to purchase 1,789 shares of our Class A common stock which will be exercisable within 60 days of March 18, 2025.
(8)Includes 7,597 shares held directly and 42 shares in the Britain Peakes Rollover IRA. Ms. Peakes may also be deemed to beneficially own the Hoak Shares described above, but Ms. Peakes disclaims beneficial ownership of such shares.
(9)Does not include 885,034 shares held of record by entities affiliated with Mill Road Capital. Mr. Lynch is a management committee director of certain such entities, as described above, and a director of the Company. Mr. Lynch disclaims beneficial ownership of the shares held of record by entities affiliated with Mill Road Capital.
(10)Includes options to purchase 3,201 shares of our Class A common stock which will be exercisable within 60 days of March 18, 2026.

TRANSACTIONS WITH RELATED PERSONS
The following is a description of each transaction since January 1, 2025, including any currently proposed transaction, in which we were or are to be a participant, in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, director nominees, executive officers, beneficial holders of more than 5.0% of either our Class A or our Class B common stock, or any of their immediate family members had or will have a direct or indirect material interest.
Private Placement to Mill Road Capital. On March 13, 2017, we entered into a securities purchase agreement with Mill Road Capital in connection with an equity investment in the Company made by Mill Road Capital. Under the securities purchase agreement, if at any time Mill Road Capital owns 10.0% or more of our outstanding Class A and Class B common stock, Mill Road Capital has the right to designate one nominee for election to our Board of Directors. Mill Road Capital has designated one member to our Board of Directors, Thomas Lynch. If Mill Road Capital’s ownership level falls below 10% of our outstanding Class A and Class B common stock, Mill Road Capital will no longer have a right to designate a nominee. Our securities purchase agreement with Mill Road Capital also provides for the registration of any outstanding shares of Class A common stock or other Company equity securities held by Mill Road Capital.
Support Agreement. On June 6, 2024, the Company entered into a Support Agreement (the “Support Agreement”) with Hoak & Co, James M. Hoak, Jr., J. Hale Hoak, Hoak Public Equities, L.P., Zierk Family 2010 Irrevocable Trust and Hoak Fund Management, L.P. (collectively, “Hoak”) and Britain Peakes. Pursuant to the Support Agreement the Company agreed to appoint Britain Peakes (the “Appointee”) to the Company’s Board of Directors as a Class III director. The Support Agreement also includes, among other provisions, certain standstill and voting commitments by Hoak. The standstill period shall extend until the later of (x) 12:01 a.m. on the 30th day prior to the advance notice deadline for making director nominations at the 2026 annual meeting of stockholders and (y) thirty days after the date that the Appointee ceases to serve as a director. The Appointee was elected to the Board by stockholders at the 2025 annual meeting of stockholders as a Class III director, and will serve a three-year term expiring at the 2028 annual meeting of stockholders, and until her successor is duly elected and qualified, or until her earlier death, resignation or removal.

Procedures for Approval of Related Party Transactions. Our written policies on related party transactions, which are included in our Audit Committee charter and our Team Member Code of Business Conduct and Ethics, address the policies and procedures for review and approval of related party transactions. These policies cover certain relationships and material obligations and interests. These policies provide that, in determining whether or not to recommend the initial approval or ratification of a related party transaction, all relevant facts and circumstances available shall be considered. The Audit Committee is responsible for approval and ratification of certain related person transactions pursuant to the applicable policies and procedures. All of the above-summarized transactions have been approved as required under such policies.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who beneficially own more than 10% of the outstanding shares of the Company's common stock, to file reports of ownership and changes in ownership of shares of common stock with the SEC. Directors, executive officers and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based on the Company’s review of the copies of such reports received by it, or written representations from certain reporting persons, the Company believes that during fiscal year 2025, all reporting persons filed the required reports under Section 16(a) on a timely basis, except for a Form 4 filed on March 1, 2025 reporting the vesting of certain RSUs for Drew Madsen, our former CEO and a current Board Member, and a Form 4 filed on June 3, 2025 reporting the vesting of certain RSUs for Mary Egan, a Board Member. Such forms were filed late due to an inadvertent administrative oversight in communicating required information.

STOCKHOLDER PROPOSALS

Stockholder proposals for inclusion in the Company’s Proxy Statement and form of proxy pursuant to Rule 14a-8 of the Exchange Act, relating to the Company’s 2027 annual meeting of stockholders must be received by the Company at the principal executive offices of the Company no later than the close of business on December 2, 2026. For such proposals to be included in our proxy materials relating to our 2027 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals should be delivered to Noodles & Company, Attn: Corporate Secretary, 520 Zang Street, Suite D, Broomfield, CO 80021 (and we encourage you to send a copy via email to investorrelations@noodles.com).

Stockholders wishing to make a director nomination or bring a proposal before the 2027 annual meeting (but not include it in the Company’s proxy materials) must provide written notice of such proposal to the Corporate Secretary of the Company at the principal executive offices of the Company not later than the close of business on February 12, 2027 and not earlier than the close of business on January 13, 2027. However, if the Company changes the date of the 2027 annual meeting of stockholders to a date more than 30 days before or 70 days after the anniversary of the 2026 Annual Meeting, then such notice must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made by the Company. Any matter so submitted must comply with the other provisions of the Company’s bylaws and be submitted in writing to the Corporate Secretary at the principal executive offices.

In addition, to comply with the universal proxy rules, if a stockholder intends to solicit proxies in support of nominees submitted under the Company’s advance notice bylaws, then the stockholder must provide proper written notice that sets forth all information required under Rule 14a-19 of the Exchange Act to the Company no later than March 14, 2027 (or, if the 2027 annual meeting of stockholders is called for a date that has changed by more than 30 days from the anniversary of the prior year’s annual meeting, then notice must be provided by the later of 60 days prior to the 2027 annual meeting of stockholders or the 10th day following the date on which announcement of the 2027 annual meeting of stockholders was first made by the Company). The notice requirement under Rule 14a-19 is in addition to the applicable advance notice requirements under our bylaws as described above.

DIRECTORS’ ATTENDANCE AT ANNUAL STOCKHOLDER MEETINGS

The Company invites its Board members to attend its annual stockholder meetings and requires that they make every effort to attend the annual meetings absent an unavoidable and irreconcilable conflict. All eight Directors of the Company then serving attended the Company’s 2025 annual meeting of stockholders in person.

STOCKHOLDER COMMUNICATIONS

Any security holder of the Company wishing to communicate with the Board may write to the Board at Board of Directors, c/o Corporate Secretary, Noodles & Company, 520 Zang Street, Suite D, Broomfield, CO 80021, or by email at investorrelations@noodles.com. The Corporate Secretary will maintain a log of such communications and transmit as soon as practicable such communications to the identified director addressee(s), unless there are safety or security concerns that mitigate against further transmission of the communication, as determined by the Corporate Secretary. The Board or individual directors so addressed will be advised of any communication withheld for safety or security reasons as soon as practicable.

In addition, any person wishing to communicate with Jeff Jones, our Board Chairman, or with the Company’s other independent directors may do so by writing to them, c/o Corporate Secretary, Noodles & Company, 520 Zang Street, Suite D, Broomfield, CO 80021, or by email at investorrelations@noodles.com.

OTHER BUSINESS

The Board does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to the Board, no matters are to be brought before the Annual Meeting except as specified in the Notice of the Annual Meeting. As to any other business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment and discretion of the persons voting such proxies.

Whether or not you expect to attend the meeting, please vote so that your shares may be represented at the meeting.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act.

We make available free of charge on or through our Internet website, investor.noodles.com, our reports and other information filed with or furnished to the SEC and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The SEC’s Internet website, www.sec.gov, also contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC.

WE WILL PROVIDE, WITHOUT CHARGE, ON THE WRITTEN REQUEST OF ANY STOCKHOLDER, A COPY OF OUR 2025 ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES REQUIRED TO BE FILED WITH THE SEC PURSUANT TO RULE 13A-1. STOCKHOLDERS SHOULD DIRECT SUCH REQUESTS TO THE COMPANY’S CORPORATE SECRETARY AT NOODLES & COMPANY, 520 ZANG STREET, SUITE D, BROOMFIELD, CO 80021, OR BY EMAIL AT INVESTORRELATIONS@NOODLES.COM.

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.proxypush.com/NDLS
Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 12, 2026.

TELEPHONE – 1-866-883-3382
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 12, 2026.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

Please detach here

The Board of Directors Recommends a Vote "FOR" all nominees in Item 1 and "FOR" Items 2 and 3.

Company Proposals:

1. Election of two Class I directors: 01 Joseph Christina 02 Thomas Lynch ☐ FOR all nominees (except as marked) ☐ WITHHOLD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Advisory (non-binding) vote on the compensation of our named executive officers. ☐ For ☐ Against ☐ Abstain

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED "FOR" ALL NOMINEES IN ITEM 1 AND "FOR" ITEMS 2 AND 3.

Address Change? Mark box, sign, and indicate changes below: ☐

Date ______________________

Signature(s) in Box

Please sign exactly as your name(s) appears on the proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide the full name of the corporation and the title of the authorized officer signing the proxy.

NOODLES & COMPANY

ANNUAL MEETING OF STOCKHOLDERS

May 13, 2026
1:00 p.m. Mountain Time

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 13, 2026:
The 2026 Proxy Statement and 2025 Annual Report are available at https://investor.noodles.com/annuals-and-proxies noodles & COMPANY

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 13, 2026.

The proxy, when properly signed and returned, will be voted in the manner specified herein. However, if a properly signed proxy is returned with no choice specified, the proxy will be voted "FOR" all nominees in Item 1, "FOR" Items 2 and 3, and in the discretion of the proxies on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.

By signing the proxy, you revoke all prior proxies previously given to vote at the Annual Meeting or any adjournment or postponement thereof and appoint Joseph Christina, Kathy Lockhart, and Cheryl Lucente, and each of them, and each with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments and postponements thereof (including, if applicable, on any matter which the Board of Directors did not know would be presented at the Annual Meeting by a reasonable time before the proxy solicitation was made or for the election of a person to the Board of Directors if any nominee named in Proposal 1 becomes unable to serve or for good cause will not serve).

NOTE: There is important information contained in the proxy statement regarding attendance at the Annual Meeting that should be reviewed and complied with.

See reverse for voting instructions.